Registration No. 333-_________

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  HemaSure Inc.
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             (Exact name of registrant as specified in its charter)

                                    Delaware
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         (State or other jurisdiction of incorporation or organization)

                                      3841
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            (Primary Standard Industrial Classification Code Number)

                                   04-3216862
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                     (I.R.S. Employer Identification Number)

                                 140 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 490-9500
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                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                              John F. McGuire, III
                      President and Chief Executive Officer
                                  HemaSure Inc.
                                 140 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 490-9500
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            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Luke P. Iovine, III, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                                 399 Park Avenue
                          New York, New York 10022-4697
                                 (212) 318-6000
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   As soon as practicable after this registration statement becomes effective.
          ------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee

Title of Each Class of                           Proposed Maximum       Proposed Maximum
   Securities to be          Amount to be         Offering Price            Aggregate              Amount of
      Registered              Registered           Per Share(1)         Offering Price(1)      Registration Fee
----------------------- -------------------- ----------------------- ---------------------- --------------------
     Common Stock          2,551,320 shares     $10.6875 per share         $27,267,233             $7,198.55
======================= ==================== ======================= ====================== ====================

(1) Estimated solely for the purpose of calculating the amount of the registration fee based on the average high and low trading prices for the common stock as reported on the over-the-counter bulletin board on March 24, 2000 pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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931200.4

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.



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                              SUBJECT TO COMPLETION


                              DATED MARCH ___, 2000

PRELIMINARY PROSPECTUS


                                2,551,320 Shares


                                [GRAPHIC OMITTED]



                                  Common Stock
                                  ------------

         All of the shares of common stock covered by this prospectus are owned by the stockholders listed in the section of this prospectus called "Selling Stockholders." The selling stockholders may sell any or all of their shares from time to time. See "Plan of Distribution."

         We will not receive any of the proceeds of sales by the selling stockholders. We have agreed to bear all expenses related to this offering, other than underwriting discounts and commissions and any transfer taxes on the shares of common stock that the selling stockholders are offering.

         Our common stock is listed for trading on the over-the-counter bulletin board under the symbol "HMSR".

         Investing in this common stock involves a high degree of risk. Investors must be prepared to bear the economic risk of their investment for an indefinite period of time. For a discussion of certain risks that should be considered in connection with an investment in this common stock, see "Risk Factors" beginning on page 4.

                               ------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------




                 The date of this prospectus is March ___, 2000.

--------------------------------------------------------------------------------


931200.4

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

         Unless the context otherwise indicates, references in this prospectus to "we," "us," "our" or "HemaSure" refer to HemaSure Inc.



                                TABLE OF CONTENTS


                                                                    Page
                                                                    ----
Prospectus Summary...................................................1
Risk Factors.........................................................4
Note Regarding Forward-Looking Statements...........................15
Capitalization......................................................16
Use of Proceeds.....................................................16
Dividend Policy.....................................................16
Selected Financial Data.............................................17
Selling Stockholders................................................18
Plan of Distribution................................................19
Description of Capital Stock........................................21
Business............................................................25
Market For Common Equity............................................40
Management's Discussion and Analysis of
Financial Condition and Results of Operations.......................41
Management..........................................................47
Executive Compensation..............................................50
Security Ownership of Certain Beneficial Owners and Management......53
Certain Related Transactions........................................54
Private Placement Registration Rights...............................56
Legal Matters.......................................................57
Experts.............................................................57
Where You Can Find More Information.................................57
Index to Consolidated Financial Statements ........................F-1

931200.4

                               PROSPECTUS SUMMARY

         This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. It contains forward looking statements that involve risks and uncertainties. HemaSure's actual results could differ materially from the results anticipated in these forward looking statements. You should read the entire prospectus carefully, including the risk factors and financial statements.

                                   Our Company

         We develop and supply innovative blood filtration technologies designed to help meet today's increasing demand for a safer, more reliable blood supply. Our blood filtration technologies are designed to reduce virus-carrying white blood cells (leukocytes) in donated blood to nominal levels (a process known as "leukoreduction"). We believe that we are well positioned to take advantage of the anticipated growth in leukoreduction in the blood industry worldwide.

                                   Our Market

         Industry sources have estimated that approximately 40 to 45 million units of blood are collected and transfused by developed countries annually and that this number reaches 70 to 80 million units worldwide. In addition, some industry sources estimate that the worldwide leukoreduction industry could conceivably become an $800 million market in the near future.

         Until recently, approximately 20% of donated blood in developed countries was filtered to remove potentially harmful leukocytes. However, the developed nations throughout the world are increasingly mandating universal leukoreduction of their blood supplies. In North America and Europe, many countries are committed to providing 100% leukoreduced blood components or have received recommendations to provide 100% leukoreduced blood components. France, Canada, Japan and the United Kingdom, including Ireland, are among the nations that have implemented plans for requiring a 100% leukoreduced blood supply.

         The United States is also moving toward universal leukoreduction of its blood supply. Approximately 30% to 35% of donated blood in the United States is currently filtered to remove leukocytes and we believe that this percentage will increase. In September 1998, the Food and Drug Administration's ("FDA") Blood Products Advisory Committee announced a non-binding recommendation that 100% of the blood supply in the United States be leukoreduced. In addition, the American Red Cross publicly announced that it is striving to achieve 100% leukoreduction by the end of 2000.

         Recent medical studies have demonstrated the patient benefits of leukoreduction. Scientific studies have shown that the use of leukoreduced blood could result in shorter hospital stays, fewer postoperative infections and/or cost savings per patient of approximately $3,000 to $6,000 per patient for certain procedures, including thoracic surgery, heart bypass surgery and gastrointestinal surgery.

                                HemaSure Position

         We have developed a proprietary product, the r\LS System, to provide high-volume, centralized, pre-storage leukoreduction in blood centers. Our technology is a simple yet highly functional design that requires few manipulations which we believe provides for a more efficient process. We designed the r\LS System to be a low cost filter and developed a manufacturing process, which we believe enables us to manufacture and market the r\LS System at a low cost, and which, as a result, allows us to effectively compete in the marketplace.

         We believe that we are well positioned to market and distribute our product to a key segment of the leukoreduction market by capitalizing on our strategic alliances. It is estimated that the American Red Cross collected over 6 million units of blood in 1999, which represented approximately 50% of the blood donated in the United States. We entered into a master purchase agreement with the American Red Cross that provides for

931200.4
the sale of the r\LS System by us to the American Red Cross on certain specified terms. We also have an agreement with the American Red Cross to jointly develop additional products and technology for their use, including a number of filtration products based on our core technology.

         In addition, we have an agreement with Gambro Inc., which is a leading manufacturer and distributor of automated blood component collection systems and a business unit of Gambro A.B, to act as the exclusive distributor of our r\LS System worldwide, except for sales to the American Red Cross. The agreement also provides for the development by us of an OEM filter for use with Gambro Inc.'s Trima(R) Automated Blood Collection System.

                               HemaSure Management

         Our senior management team is committed to the filtration industry and possesses, on average, more than 15 years of industry experience. John F. McGuire, III, our President and Chief Executive Officer, possesses 15 years of experience in the industry. James B. Murphy, our Senior Vice President, Finance and Administration, possesses 20 years of financial experience. Peter Sutcliffe, our Chief Operating Officer, has approximately 20 years of experience in production and product development. Donald Mareci, our Vice President, Sales and Marketing, has approximately 20 years of experience in the filtration industry in sales and marketing.

                              Corporate Information

         We were incorporated in Delaware in December 1993. Our principal executive offices are located at 140 Locke Drive, Marlborough, Massachusetts 01752, and our telephone number is (508) 490-9500. The address of our website is "www.HemaSure.com."


931200.4
                                        2

                         SUMMARY SELECTED FINANCIAL DATA

         The following sets forth summary selected financial data for our business on a historical basis for each of the periods and dates indicated and on a pro forma basis at December 31, 1999. The following information should be read in conjunction with our consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma data at and for the year ended December 31, 1999 gives effect to the receipt by us of the net proceeds of $25,975,153 from the private placement of 3,730,000 shares of our common stock which was consummated on March 2, 2000 as if it had occurred on January 1, 1999.

                                                                           Year Ended December 31,
                                               -------------------------------------------------------------------------

                                                       1995          1996          1997             1998           1999
                                                  -----------    ------------   -----------    -----------   ----------
                                                                  (In thousands, except per share data)
Statement of Operations Data:
Revenues .....................................  $         834  $          779  $      2,357  $          25  $       805
Costs and expenses:
    Cost of products sold.....................          1,073           3,785         4,158            657        2,408
    Cost of collaborative research and development        283              41             -              -            -
    Research and development..................          4,061           6,128         3,577          3,794        2,681
    Legal expense related to patents..........            152             744           506          3,340        1,361
    Selling, general and administrative.......          3,729           7,325         4,458          4,201        3,728
    Restructuring charge......................              -               -         1,215              -            -
                                                  -----------    ------------   -----------    -----------   ----------
    Total costs and expenses..................          9,298          18,023        13,914         11,992       10,178
                                                  -----------    ------------   -----------    -----------   ----------
Loss from operations..........................         (8,464)        (17,244)      (11,557)       (11,967)      (9,373)
Other (expense) income........................          1,014           1,394         1,673           (203)      (1,292)
                                                  -----------    ------------   -----------    -----------   ----------
Net loss from continuing operations...........         (7,450)        (15,850)       (9,884)       (12,170)     (10,665)
                                                  -----------    ------------   -----------    -----------   ----------
Discontinued operations:
    Loss from operations of discontinued business           -          (9,550)            -              -            -
    Loss on disposal of discontinued business.              -         (15,198)            -              -            -
                                                  -----------    ------------   -----------    -----------   ----------
Net loss......................................  $      (7,450)  $     (40,598)  $    (9,884)  $    (12,170)  $  (10,665)
                                                  ===========    ============   ===========    ===========   ==========
Net loss per share of common stock-basic and
    diluted (1):
    Net loss from continuing operations (2)...  $       (1.20)  $       (1.96)  $     (1.22)  $      (1.35)  $    (0.77)
    Loss from operations of discontinued business           -           (1.18)            -              -            -
    Loss on disposal of discontinued business.              -           (1.88)            -              -            -
                                                  -----------    ------------   -----------    -----------   ----------
    Net loss (2)..............................  $       (1.20)  $       (5.03)  $     (1.22)  $      (1.35)  $    (0.77)
                                                  ===========    ============   ===========    ===========   ==========
Weighted average number of shares of common             6,205           8,069         8,127          9,025       13,766
stock outstanding-basic and diluted (2).......


                                                    At December 31, 1999
                                               -----------------------------
                                                  Actual        Pro Forma
                                               ------------     ------------
                                                      (In thousands)
Balance Sheet Data:
Cash and marketable securities.............$           5,243         31,218
Working capital............................             (327)        25,648
Total assets...............................            9,090         35,065
Notes payable long term ...................               43             43
Stockholders' equity.......................            1,227         27,202

(1) See Note B to our financial statements, included elsewhere in this prospectus, for an explanation of the determination of the number of shares used in computing pro forma net loss per share.

(2) On a pro forma basis, the net loss per share of common stock (basic and diluted) from continuing operations is $(0.61), the net loss per share of common stock (basic and diluted) is $(0.61) and the weighted average number of shares of common stock outstanding-basic and diluted is 17,496,000.



931200.4
                                        3

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision. The risks described below are intended to highlight risks that are specific to us and are not the only ones that we face. Additional risks and uncertainties, such as those which generally apply to our industry, also may impair our business operations. You should also refer to the other information set forth in this prospectus, including the discussions set forth in "Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as our consolidated financial statements and the related notes.

We Have Incurred Substantial Historical Operating Losses and Anticipate Future Operating Losses

         We incurred substantial losses in each year since our inception in 1993, amounting to more than $85 million in cumulative losses as of December 31, 1999 over that period. We incurred net losses of $12,170,000 and $10,665,000 in the years ended December 31, 1998 and 1999, respectively. Currently, our only source of revenues is from the sales of our r\LS System. All of our other planned blood-related products are in the research and development stage. All of the products that we are currently developing will require pre-clinical and clinical testing prior to submission of any regulatory application for commercial use. Our ability to achieve a profitable level of operations will depend on the commercial acceptance of our r\LS System, for which we began accepting orders in the first quarter 1999. We cannot assure you that we will achieve profitability, or if we achieve profitability, that we will be able to sustain it.

Our Results of Operations May Fluctuate

         Our results of operations may fluctuate on an annual and quarterly basis due to, among other factors: variations in revenue from product sales; variations in our marketing, distribution and manufacturing costs; timing of regulatory approvals; timing of new product introductions by us and our competitors; product obsolescence; timing of our capacity and manufacturing expansion; supplier performance; pricing discounts; and timing of the acquisition and integration of complementary businesses, assets, products and technologies.

         Because of the foregoing factors, past financial results should not be relied upon as an indication of future performance. We believe that period-to-period comparisons of our financial results to date are not necessarily meaningful and expect that our results of operations may fluctuate from period to period in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

Our Short-Term Success Depends on the Commercial Acceptance of Our r\LS System

         Our r\LS System received 510(k) clearance from the FDA in June 1999. Prior to that time, we did not recognize any meaningful revenue from sales of the r\LS System. We do not expect to realize significant revenues from our other products in development at least until 2001. Accordingly, our short-term success will depend on the commercial acceptance of our r\LS System. To the extent that the r\LS System does not gain commercial acceptance, our business, financial condition and results of operations will be materially and adversely affected.

If the Market for Leukoreduced Blood Does Not Develop as Anticipated, We Could Be Materially and Adversely Affected

         The growth of our business and the success of our r\LS System are dependent on the continued growth of the market for leukoreduced blood. Based on industry sources, we estimate that approximately 30% of the blood supply of developed countries is currently leukoreduced. We anticipate that over the next two to five years, this percentage will increase to near 100%. This projection is based on the commitment of the international community, and the non-binding recommendations by the FDA's Blood Products Advisory Committee and the American Association of Blood Banks, for universal leukoreduction. Factors that could

931200.4
                                        4
result in the market for leukoreduced blood not developing as anticipated include a reluctance by healthcare payors to pay for leukoreduced blood if they perceive that the benefits do not outweigh the costs and the development of other technological processes providing comparable benefits at a reduced cost. Additional factors may include capacity constraints at blood centers, studies which may argue against the advantages of leukoreduction or the inability to meet demand for leukoreduced blood. If the market for leukoreduced blood does not develop as anticipated, we could be materially and adversely affected.

The Leukoreduced Blood Filtration Market is Extremely Competitive and Two of Our Competitors Are Large, Well-Established Companies with Substantial Market Share

         The leukoreduced blood filtration market is characterized by the presence of significant competitors. Pall Corporation ("Pall") is the market leader with approximately 50% to 60% market share. In addition, Baxter International Inc. ("Baxter") has approximately 25% market share. We also face competition from several other companies operating in this market. Many of our competitors in the field of leukocyte reduction have substantially greater resources, manufacturing and marketing capabilities, research and production staffs and productions facilities. Some of our competitors have greater experience in pre-clinical testing, human clinical trials and other regulatory approval procedures, and have access to greater capital and other resources. Moreover, many of our competitors may have management personnel with more experience and may have other advantages in conducting certain businesses and providing certain services. Furthermore, many of our competitors have long-standing relationships with the national and regional blood centers to which we market our products. Our ability to compete successfully will depend, in part, on our ability to develop proprietary products, develop and maintain products which are technologically superior to and/or of lower cost than those currently on the market, attract and retain scientific personnel, obtain patent or other proprietary protection for our products and technologies, obtain required regulatory approvals and manufacture, assemble and successfully market all of the products that we develop. See "Business -- Competition." For a description of litigation to which we are and have been a party with Pall, see "Business -- Legal Proceedings."

We Are Dependent on Our Strategic Relationships with the American Red Cross and Gambro Inc.

         We are dependent on our strategic relationships with the American Red Cross and Gambro Inc. If any of our agreements with these parties are terminated for any reason, our business, financial condition and results of operations could be materially and adversely affected. See "Business -- Strategic Relationships."

         In addition, the amount and timing of resources which the American Red Cross and Gambro Inc. devote to activities on our behalf is not within our control. To the extent that the American Red Cross or Gambro Inc. does not devote resources on our behalf, or does not do so on a timely basis, in connection with the development, marketing, distribution or sale of our products, we could be materially and adversely affected.

We May Fail to Support Our Anticipated Growth in Operations and May Experience the Risks of Manufacturing Scale-Up Due to Our Limited Manufacturing Experience

         To succeed in the implementation of our business strategy, we must implement effective planning and operating processes. In addition, to manage anticipated growth, we must continue to expand and upgrade core technologies, continue to implement and improve our operational, financial and management information systems, and hire, train and retain additional qualified personnel. We have limited experience with the manufacture of our products on a commercial scale. Our systems and procedures may not be adequate to support our operations, and our management may not be able to achieve the rapid execution necessary to exploit the market for our products and services. We cannot assure you that we will not experience manufacturing and control problems as we begin to scale-up our manufacturing operations or that we will be able to scale-up manufacturing in a timely manner or at a commercially reasonable cost to enable production in sufficient quantities. If we experience any of these problems, our business, financial condition and results of operations may be materially and adversely affected.


931200.4
                                        5

We May Not Be Able to Obtain Additional Financing to Fund Our Operations When Needed

         We believe that our current available cash balances and cash generated from our operating activities should be adequate to fund our expected level of operations beyond the first quarter 2001. If our plans or assumptions change, if our assumptions prove to be inaccurate or if we experience unanticipated costs or competitive pressures, we may seek to raise additional capital by pursuing strategic partnerships, public or private equity and/or debt financing. If we fail to obtain any required financing on terms favorable to us, we may be unable to continue to commercialize and market the r\LS System or complete the development of our proposed products and/or market such products successfully, or to continue our then current operations, if at all. Our cash requirements may vary materially from those now planned because of factors such as the commercial acceptance of the r\LS System, the successful development and commercial acceptance of additional products, patent and litigation developments and the introduction of competitive products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If we require additional funds in the future and cannot obtain adequate funds on acceptable terms when needed, we could be materially and adversely affected.

We May Be Unable to Adequately Protect Our Proprietary Rights

         Our success depends significantly on our ability to protect our proprietary rights in our products and technologies. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. We also cannot assure you that others will not independently develop substantially equivalent proprietary technology or use their resources to design comparable products that do not infringe our existing patents.

         We rely on patent protection, as well as a combination of trade secrets, unpatented know-how, continuing technological invention and the pursuit of licensing opportunities to protect our proprietary rights and to develop and maintain our competitive position, but these legal means afford only limited protection. Furthermore, we cannot assure you that any of the patents owned by or licensed to us will afford protection against competitors or that any pending patent applications now or hereafter filed by or licensed to us will result in patents being issued. We also cannot assure you that our nondisclosure agreements with our employees and consultants will provide meaningful protection for our trade secrets or other proprietary information. See "Business -- Licenses, Patents and Proprietary Information" and "Business -- Legal Proceedings."

We May Be Sued by Third Parties for Infringement of Their Proprietary Rights

         The products we develop are based on proprietary technologies for which we have filed patent applications. However, competitors, including those with substantially greater resources than us may in the future challenge the validity of the patents owned by or licensed to us. We may not be aware of pending or unissued patents that relate to our products or technology. Furthermore, we may need to acquire licenses to or contest the validity of some issued third-party patents in the field of blood filtration. Significant funds may be required to contest such patents or to defend any claims, with or without merit, that we infringed a third-party patent, and any such claim could adversely affect sales of the challenged product until the claim is resolved. Moreover, any such claims could be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business. See "Business -- Licenses, Patents and Proprietary Information" and "Business -- Legal Proceedings."

We May Not Prevail in Pending or Potential Lawsuits

         We are currently a defendant in a lawsuit brought by Pall regarding our LeukoNet System relating to patent infringement. We are also currently a defendant with Sepracor Inc. ("Sepracor"), Gambro A.B., Gambro, Inc. and Gambro BCT (formerly COBE BCT, Inc.), a division of Gambro Inc., in a lawsuit brought by Pall with respect to claims that our r\LS System infringes one of Pall's patents. We cannot assure you that we will prevail in these pending litigations. See "Business-- Legal Proceedings."

931200.4
                                        6

         We and Gambro, Inc., doing business as Gambro BCT ("Gambro"), filed a complaint for declaratory relief against Pall in the United States District Court of Colorado. We and Gambro seek declaratory relief that Pall's U.S. Patent No. 4,925,572 (the "'572 Patent"), Pall's U.S. Patent No. 5,451,321 (the "'321
Patent") and Pall's U.S. Patent Nos. 5,229,012 (the "'012 Patent"), 5,344,561 (the "'561 Patent"), 5,501,795 (the "'795 Patent") and 5,863,436 (the "'436
Patent") are invalid and not infringed by our r\LS System and methods of using the r\LS System. Pall submitted counterclaims alleging that our r\LS System infringed its '572, '321, '012, '561, '795, and '436 patents and that we and Gambro tortiously interfered and unfairly competed with Pall's business. Pall has also counterclaimed against Gambro A.B. in this lawsuit. If determined adversely to our interests, this proceeding could materially and adversely affect our business, financial condition and results of operations. We cannot assure you that we will prevail in this pending litigation or that we will not be subject to the possibility of significant damages and an injunction against the sale of the r\LS System if we do not prevail in this litigation. See "Business -- Legal Proceedings."

         We have engaged patent counsel to investigate the pending litigations. We believe, based upon our review of these matters, that a properly informed court should conclude that the manufacture, use and/or sale by us or our customers of the LeukoNet System and the r\LS System do not infringe any valid enforceable claims of the Pall patents. However, we cannot assure you that we will prevail in the pending litigations, and an adverse outcome in a patent infringement action would have a material and adverse effect on our financial condition and future business and operations, including the possibility of significant damages in the litigations and an injunction against the sale of the r\LS System if we do not prevail in the litigations.

         In January 1997, we entered into a Restructuring Agreement of the debt related to our acquisition of Novo Nordisk A/S's plasma products unit. In January 1998, we elected to convert all indebtedness under the approximately $11,700,000 promissory note which was issued to Novo Nordisk A/S in connection with the Restructuring Agreement into common stock at a conversion price of $10.50 per share, or 827,375 shares. We also elected to treat as forgiven $3,000,000 in principal amount of the note, pursuant to the terms of the note. Novo Nordisk A/S has contested the conversion of the note, including the forgiveness of the $3,000,000 amount. This dispute, with or without merit, could be time-consuming and expensive to litigate or settle if brought into a court of law, and could divert management attention from administering our core business. If Novo Nordisk A/S succeeds on its dispute and we are deemed to have wrongfully converted the original note, then the 827,375 shares of common stock issued to Novo Nordisk A/S may no longer be outstanding, and we may be obligated to repay certain indebtedness under the original note. See "Certain Related Transactions -- Novo Nordisk A/S."

         The medical technology business generally entails significant litigation risk, including the risk of litigation relating to patents and product liability. We cannot assure you that additional lawsuits will not be filed against us.

Our Future Success Depends, in Part, on Successful Development and Commercialization of Our Development-Stage Blood-Related Products

         All of our planned blood-related products other than the r\LS System are in the research and development stage. All of our products that we are currently developing will require pre-clinical and clinical testing which may be costly and lengthy prior to submission of any regulatory application for commercial use. We cannot assure you that we will receive regulatory approvals to commence the sale of these blood-related products. These products are in various stages of development, and the period necessary to achieve regulatory approval and market acceptance of any individual product is uncertain and typically lengthy. Our failure to develop and gain commercial acceptance of these products could have a material and adverse effect on our financial condition and future business and operations. We cannot assure you that our product development efforts will be successfully completed, that required regulatory approvals will be obtained, that products under development can be manufactured at acceptable cost and with the appropriate quality or that any approved products can be successfully introduced or will achieve and sustain market acceptance.


931200.4
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



We May Not Be Able to Obtain Timely Regulatory Approvals, If at All

         The research, development, manufacturing and marketing of our products are subject to extensive regulation in the United States by numerous regulatory authorities including the FDA under the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), the Federal Trade Commission (the "FTC") under the Federal Trade Commission Act (the "FTC Act") and by comparable regulatory authorities in foreign countries. These regulatory authorities and other federal, state and local entities will regulate, among other things, the pre-clinical and clinical testing, safety, effectiveness, approval, clearance, manufacturing, labeling, packaging, export, storage, recordkeeping, adverse event reporting, and promotion and advertising of our products. FDA approval or clearance of our products, typically including a review of the manufacturing processes and facilities used to produce such products, is required before the products may be marketed in the United States. Further, if cleared or approved, the FDA may impose significant conditions, including limitations on labeling and advertising claims and post-market testing, tracking or surveillance requirements. In addition, for products exported from the United States to any foreign country or territory, applicable FDA export requirements must be met. We are also subject to numerous and varying foreign regulatory requirements and standards governing the design and conduct of clinical trials and the manufacturing and marketing of our products. Such requirements and standards include ISO 9001 which specifically addresses requirements for the manufacture, design, development, installation and service of products and EN46001 which addresses the requirements to market medical devices in the European Union. These international regulatory requirements and standards may vary widely from country to country. The time required to obtain foreign approvals often differs from that required to obtain FDA approval. Also, approval by the FDA does not ensure approval by regulatory authorities in other countries.

         Failure to meet regulatory standards or to obtain marketing clearances or approvals could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products. See "Business -- Government Regulation" for a full description of the regulatory issues and explanation of the terms used below.

         Need for FDA Approval or Clearance to Market Our Products in the United States

         Obtaining required approvals from the FDA is costly, time-consuming and subject to unanticipated delays. In addition, government regulation substantially increases the cost of developing, manufacturing and selling our products. We cannot assure you that we can comply with FDA standards or that the FDA will approve any of our products for marketing or, if they are approved, that they will be approved on a timely basis. Failure to meet regulatory standards or to obtain marketing clearances or approvals could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products.

         We believe that our In-Line RBC Filtersets (a system which integrates the filter and receiving bag with the collection bag) currently in development will be subject to regulation as a "drug" by the FDA. (In Europe, our In-Line RBC Filtersets will be subject to regulation as a "device.") New drug products require an approved New Drug Application ("NDA") before they may be marketed in the United States. Development of a new drug product is an expensive multi-step process that can take many years. This process typically includes pre-clinical in vitro and/or animal testing that must be conducted in accordance with good laboratory practices, and clinical trials in humans under an Investigative New Drug application ("IND"), which must be allowed to become effective by the FDA before human trials may begin. The FDA may place a clinical trial on hold or terminate it if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk. Marketing of the product will require the submission and approval of an NDA including the pre-clinical and clinical data, information on manufacturing and controls, and any additional data requested by the FDA. We cannot assure you that we can conduct our pre-clinical studies and clinical studies in accordance with FDA standards and regulations, or that a submitted IND will result in clinical trials. We also cannot assure you that the FDA will approve our NDA in a timely fashion, if at all.


931200.4
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



         We believe that our other products under development will be classified as "devices" by the FDA. In order to be legally marketed, medical devices that are subject to FDA pre-market regulation are either subject to clearance by pre-market notification under section 510(k) of the FDC Act or are subject to approval through the pre-market application ("PMA") process. We believe that our medical devices currently under development will be subject to the 510(k) process, which requires that the FDA find that a device is substantially equivalent to a legally marketed device before the device may be commercially distributed. The FDA may require clinical data or other additional information before making a substantial equivalence determination. We cannot assure you that the FDA will find our devices substantially equivalent in a timely manner, if at all.

         Should the FDA find any of our devices not substantially equivalent ("NSE"), and we fail to obtain a risk-based classification placing our NSE device into Class I or Class II, we will have to obtain PMA approval for our device. Like obtaining NDA approval, the PMA approval process can be costly and time-consuming. The FDA typically requires, among other things, extensive pre-clinical and clinical data and information on manufacturing and controls to support approval. Clinical data is normally gathered under an Investigation Device Exemption ("IDE"), which must be approved by the FDA before trials may commence. Trials under IDE typically proceed in three phases and are subject to extensive regulation. We cannot assure you that we can conduct any pre-clinical or clinical medical studies that may be required to clear or approve our products in accordance with FDA standards and regulations, or that a submitted IDE will be approved by the FDA. We also cannot assure you that the FDA will approve a PMA of ours in a timely fashion, if at all.

         Product Modifications May Require Clearance or Approval

         Changes to approved drug products that affect safety, effectiveness or changes in manufacturing of drug products having a substantial potential to adversely affect product safety or effectiveness require approved supplemental applications. Such supplemental applications may require the submission of clinical and/or manufacturing comparability data and must be approved before the product may be marketed as modified. Changes to devices cleared for marketing under section 510(k) that could significantly affect safety and effectiveness will require clearance of a new 510(k). Changes to approved PMA products that affect safety and effectiveness require the submission of a supplemental PMA. We would be prohibited from marketing the modified drug or device until we received FDA clearance or approval. There is no guarantee that the FDA would timely, if at all, clear or approve any modified NDA, 510(k) or PMA product. Failure to obtain timely clearance or approval for changes to marketed products could have a material and adverse effect on our business, financial condition and results of operations.

         The r\LS System Post-Market Surveillance

         Our r\LS System was cleared for marketing in 1999 in the United States under section 510(k) with a post-market surveillance protocol to look for filter-related transfusion reactions which was agreed to between the FDA and us. We have found no filter-related transfusion reactions and believe we have satisfied the FDA's post-market surveillance requirements. We submitted a report to that effect in early March 2000. We anticipate but cannot guarantee that the FDA will find our report satisfactory. The post-market surveillance study does not currently affect our ability to market and sell the r\LS System.

         Required Compliance with Current Good Manufacturing Practice
         Requirements

         Our marketed products will be subject to current good manufacturing practice regulations established by the FDA for drugs and the quality system regulation for medical devices. We cannot assure you that we or our suppliers or contractors will be able to attain or maintain compliance with these standards. In addition, any changes to manufacturing facilities or methods may require FDA clearance or approval.

931200.4
                                        9

         Reporting Requirements

         FDA law and regulations require that medical device reports ("MDRs") be submitted to the FDA to report device-related deaths, serious injuries and product malfunctions that could result in death or serious injury were they to recur. Certain adverse drug experiences are also required to be reported to the agency. These reports can trigger various FDA regulatory actions such as inspections, recalls and patient/physician notifications. Because such reports are publicly available, they can also become the basis for private lawsuits, including class actions. Failure to submit reports to the FDA constitutes a violation of the law enforceable under the FDC Act. Depending on their significance, MDRs could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products.

         Labeling and Advertising Restrictions

         The nature of marketing claims that we will be permitted to make in the labeling and advertising of our products will be limited to those specified in an FDA clearance or approval. Claims exceeding those that are cleared or approved will constitute violations of the FDC Act and may result in FDA enforcement action. Advertisements of our products will also be subject to regulation by the FTC under the FTC Act. The FTC Act prohibits unfair methods of competition and unfair or deceptive acts in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress and recission of contracts. Violations of FTC enforcement orders can result in substantial fines or other penalties.

         Violations of the FDC Act

         Violations of the FDC Act or regulatory requirements at any time during the product development process, approval process or after approval may result in agency enforcement actions, including voluntary or mandatory recall, license suspension or revocation, seizure of products, fines, injunctions and/or civil or criminal penalties. Any such agency action could have a material and adverse effect on our business, financial condition and results of operations.

         Future Changes in Government Regulation

         We cannot predict the nature of any future laws, regulations, interpretations or applications. We also cannot predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. Any such requirements could delay or prevent regulatory approval or clearance of products under development. Any such requirements could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products.

We May Not Be Able to Successfully Compete with Technological Advances by Our Competitors

         The field in which we compete is characterized by extensive research efforts and rapid technological progress. As a result, we expect to encounter significant competition in the sale of our proposed products. Our r\LS System and our products under development, if commercialized, will compete with other products currently on the market as well as with future products developed by other medical device companies, biotechnology and pharmaceutical companies, hospital supply companies, national and regional blood centers, certain governmental organizations and agencies and academic institutions. We cannot assure you that we will be able to compete effectively with the technology of our competitors or that developments by others will not render our products or technologies obsolete or noncompetitive. See "Business -- Competition."


931200.4
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



Our Potential Customers Are Limited in Number

         The customers for our potential products are a limited number of national and regional blood centers, which collect, store and distribute blood and blood products. In the United States, the American Red Cross collects and distributes approximately 50% of the nation's supply of blood products. Other major blood centers include the New York Blood Center, Blood Centers of America, America's Blood Centers and United Blood Services, each of which distributes 6% to 12% of the nation's supply of blood and blood products. In Europe, various national blood transfusion services or Red Cross organizations collect, store and distribute virtually all of their respective nation's blood and blood products supply. The number of our customers also may be limited to the extent any exclusive relationships are entered into between our potential customers and our competitors. We cannot assure you that we will be successful in marketing our products to these potential customers.

         To date, we have primarily targeted blood donor centers rather than hospitals as our focus market because we believe that pre-storage leukoreduction at blood donor centers will prove to be more beneficial than bedside filtration. We believe that pre-storage leukoreduction is more cost-effective and provides more patient medical benefits than bedside filtration. However, if bedside filtration proves to be more beneficial than pre-storage leukoreduction at blood donor centers, then our failure to capture a significant share of the hospital market could materially harm our business. In light of the fact that our available customers are limited in number, any potential customers are critical to our business and success.

We Could Be Subject to Product Liability

         The testing, marketing and sale of our products will entail an inherent risk of product liability. We cannot assure you that product liability claims will not be asserted against us. We currently maintain product liability insurance coverage which we believe is appropriate with respect to our products and our industry, but we cannot assure you that we will be able to obtain additional product liability insurance on acceptable terms or that current insurance or insurance subsequently obtained will provide adequate coverage against any and all potential claims, if needed. Also, the limitations of liability contained in agreements to which we are a party may not be enforceable and may not otherwise protect us from liability for damages. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or changes in our insurance policies, such as premium increases or the imposition of large deductibles or co-insurance requirements, could materially and adversely affect our business.

A Limited Number of Persons Indirectly Control Our Company and May Exercise Their Control in a Manner Adverse to Your Interests

         As of March 24, 2000, Sepracor, Gambro Inc. and the directors and officers of our company, in the aggregate, own approximately 53% of our outstanding voting stock. See "Business -- Legal Proceedings" and "Certain Related Transactions." By virtue of this stock ownership, they have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to shareholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets, and amendment of our certificate of incorporation. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner adverse to your interests. See "Security Ownership of Certain Beneficial Owners and Management."

         Pursuant to the terms of its investment in our company in May 1999, Gambro Inc. is entitled to two seats on our board of directors for as long as Gambro Inc. and its permitted transferees beneficially own at least 20% of our common stock. Under the terms of its investment, Gambro Inc. has agreed that it and its permitted transferees will vote all the shares of our common stock beneficially owned by them for each slate of director nominees proposed by our board of directors for election by stockholders so long as we have not been determined to be in material breach of our agreements with Gambro Inc. Further, we have granted Gambro Inc. certain anti-dilution rights which will allow it and its permitted transferees to maintain their level of beneficial

931200.4
                                       11
ownership of our common stock in the event we determine to make any private or public offering of our common stock or securities convertible into our common stock. See "Certain Related Transactions -- Gambro Inc."

Our Operational Capabilities Are Limited to a Single Facility

         We have only one facility, located in Marlborough, Massachusetts. A significant portion of our development, administrative and manufacturing operations take place at this facility. Any catastrophe, such as fire, flood or hurricane, that renders the facility substantially unusable for an extended period of time, would have a material and adverse effect on our business, financial condition and results of operations. We are currently negotiating with some of our existing vendors to provide contract services in connection with our production capacity expansion strategy. However, we cannot assure you that we will be able to successfully enter into binding arrangements with such vendors.

We Depend on a Limited Number of Manufacturers and Suppliers

         We rely on a limited number of manufacturers and suppliers for certain components of the r\LS System other than the filters and on a single contract manufacturer for the filters. Currently, these manufacturers and suppliers, other than Filtertek Inc. ("Filtertek") and Command Medical Products Inc. ("Command"), as described below, are not contractually bound to provide us with products or materials. We have not experienced difficulty to date in acquiring components. However, we cannot assure you that manufacturing or supply interruptions will not occur in the future or that we will not have to obtain substitute products or materials. Because there are multiple sources available to us for our components, and based upon our ongoing relationship with our suppliers, we do not believe that the loss of any of our current supply channels would result in a material and adverse effect on our business or our results of operations. However, any significant interruption of the manufacture of products or supply of materials could have a material and adverse effect on our business. Further, we cannot assure you these third parties that supply us will continue to do so.

         We depend on Filtertek for the manufacture and supply of filters used in our r\LS System pursuant to our contract with Filtertek. We depend on Filtertek to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality at agreed pricing and (iii) deliver on a timely basis. If Filtertek is unable to satisfy these requirements, our business, financial condition and operating results could be materially and adversely affected. Under our supply agreement with Filtertek, we are obligated to provide to Filtertek, on a quarterly basis, forecasts for anticipated purchases for the upcoming 12-month period. The requirements of the contract could result in shortages or excess product and adversely harm our business. Any failure in performance by this manufacturer for any reason could have a material and adverse effect on our business. Production and pricing by Filtertek is subject to the risk of price fluctuations and periodic shortages of components. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of Filtertek to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future.

         We depend on Command for the manufacture and supply of dry bags used in our r\LS System and the assembly of our r\LS System filters pursuant to our contract with Command. We depend on Command to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality at agreed pricing and (iii) deliver on a timely basis. If Command is unable to satisfy these requirements, our business, financial condition and operating results could be materially and adversely affected. Under our supply and assembly agreement with Command, we are obligated to provide to Command 90 days before each year of the supply and assembly agreement forecasts for anticipated purchases of the dry bags and assembly requirements for the upcoming 12-month period. The requirements of the contract could result in shortages or excess product and adversely harm our business. Any failure in performance by this manufacturer for any reason could have a material and adverse effect on our business. Production and pricing by Command is subject to the risk of price fluctuations in respect of raw materials, overhead and labor. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of Command to purchase components for the

931200.4
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



dry bags. Failure or delay by suppliers in supplying necessary components for the dry bags could adversely affect our ability to deliver products on a timely and competitive basis in the future.

We May Be Adversely Affected by Changes in the Healthcare Industry

         In the United States, a fundamental change is occurring in the healthcare system. Competition to gain patients on the basis of price, quality and service is intensifying among healthcare providers who are under pressure to decrease the costs of healthcare delivery. This trend is expected to continue. In addition, there has been significant consolidation among healthcare providers as providers seek to enhance efficiencies, and this consolidation is expected to continue. As a result of these trends, in recent years, many of our competitors' overall price increases have been below the increases in the consumer price index, and these industry trends may inhibit our ability to increase prices in the future. Further, we could be adversely affected by customer attrition as a result of consolidation among healthcare providers.

Risks Related to Foreign Operations and Export Sales Could Harm Our Business

         International operations are subject to certain additional risks inherent in conducting business outside the United States. Such risks include changes in currency exchange rates, price and currency exchange controls, import restrictions, nationalization, expropriation and other governmental action. For sales and manufacturing outside the United States, we will also be subject to foreign regulatory requirements governing human clinical trials, manufacturing and marketing approval for drugs or biologics and medical devices. These regulatory requirements may vary widely from country to country. We cannot predict the incidence of such events or the level of burdensomeness of such regulatory requirements which could materially and adversely impact our sales and manufacturing outside the United States and our business, financial condition and results of operations generally.

We Depend on Our Key Personnel

         We are highly dependent upon the expertise and services of the principal members of our management and scientific staff, in particular, John F. McGuire, III, our President, Chief Executive Officer and one of our directors, James B. Murphy, our Senior Vice President, Finance and Administration, and Peter C. Sutcliffe, our Vice President and Chief Operating Officer. Our business could be materially and adversely affected if the services of Messrs. McGuire, Murphy and Sutcliffe cease to be available. In addition, the loss of the services of any of our other senior management and scientific personnel also could have a material and adverse effect on us. See "Executive Compensation -- Employment and Retention Agreements."

         Our success also depends, in large part, upon our ability to continue to attract and retain highly-skilled scientific, managerial and marketing personnel. Competition for such personnel is intense. Competitors and others have in the past, and may in the future, attempt to recruit our employees. We cannot assure you that we will be successful in attracting and retaining our personnel.

Stocks Traded on the OTC Bulletin Board are Subject to Market Risks in Addition to Those Market Risks Applicable to Exchange-Traded and Nasdaq Stock Market Traded Stocks

         Our shares of common stock are traded on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.


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



Our Stock Price Could Be Volatile

         The price of our common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of 1 13/32 to a high of 7 3/8 in 1999. Factors such as the announcements of technological innovations or new products by us or our competitors, governmental regulation, healthcare legislation, developments in patent or other proprietary rights of ours or our competitors, including litigation, fluctuations in our operating results and market conditions for healthcare stocks in general could have a significant impact on the future price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies.

Sales of a Number of Shares Eligible for Public Sale Could Cause Our Stock Price to Decline

         Certain holders of our securities, including Sepracor, Gambro Inc. and Novo Nordisk A/S, are entitled to registration rights with respect to an aggregate of 12,526,064 shares of common stock, including 2,367,000 shares of common stock underlying the warrants issued to Sepracor. See "Certain Related Transactions -- Sepracor" and "Certain Related Transactions -- Novo Nordisk A/S." Sales of substantial amounts of these shares in the public market or the prospect of sales of these shares could adversely affect the market price of our common stock. See "Description of Capital Stock -- Registration Rights."

You Might Suffer Dilution in the Value of Your Shares

         Persons purchasing shares pursuant to this prospectus might incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. See "Dilution."

We Do Not Expect to Pay Any Dividends

         We have not declared or paid cash dividends since our inception. We currently intend to retain all of our earnings to finance future growth and therefore, do not expect to declare or pay cash dividends in the foreseeable future.

Our Certificate of Incorporation and Bylaws and Delaware Law Contain Provisions That Could Discourage a Takeover

         Provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include or may include authorizing our board of directors to issue preferred stock and limiting the persons who may call special meetings of stockholders.



931200.4
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



                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress created a safe harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward- looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act to include, generally, expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward- looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, you should not place undue reliance on our forward-looking statements in this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         "Forward-looking statements" are contained throughout this prospectus. The words "estimate," "project," "intend," "expect," "anticipate," "believe" and similar expressions are intended to identify forward- looking statements.

         These are several important factors which could cause forward-looking statements made in this prospectus to be inaccurate. These factors could adversely affect our operations and financial results and include, but are not limited to, the following: the factors described in this prospectus under the heading "Risk Factors"; risks relating to our liquidity and capital requirements; risks relating to adverse resolution of lawsuits pending against us; risks relating to manufacturing scale-up; and risks relating to identification of growth opportunities.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements.


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



                                 CAPITALIZATION

         The following table sets forth our historical capitalization as of December 31, 1999 and as of December 31, 1999 pro forma, as adjusted to give effect to the receipt by us of the net proceeds of $25,975,153 from the private placement of 3,730,000 shares of our common stock which was consummated on March 2, 2000. This information should be read in conjunction with our consolidated financial statements and notes relating to such statements and financial data appearing elsewhere in this prospectus.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Capital Stock" and the more detailed financial statements and notes appearing elsewhere in this prospectus.

                                                                                                December 31, 1999
                                                                                            -------------------------

                                                                                              Actual       Pro Forma
                                                                                            -----------    ----------
                                                                                                 (In thousands)

Current portion of long-term obligations:...............................................  $          30  $         30
Long-term obligations, less current portion:............................................             43            43

Stockholders' equity:
    Common stock, $.01 par value, 35,000,000 shares authorized..........................            158           195
    Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued or outstanding on an actual basis; none issued and outstanding on an as adjusted basis.
    Additional paid-in capital..........................................................         86,241       112,179
    Accumulated deficit.................................................................        (85,172)      (85,172)
                                                                                            -----------    ----------

    Total stockholders' equity..........................................................  $       1,227  $     27,202
                                                                                            -----------    ----------

    Total capitalization................................................................  $       1,300  $     27,275
                                                                                            ===========    ==========


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales of common stock by the selling stockholders pursuant to this prospectus.


                                 DIVIDEND POLICY

         We have never declared or paid dividends on our common stock. We currently intend to reinvest our earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

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



                             SELECTED FINANCIAL DATA

         The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from our financial statements included elsewhere in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data at December 31, 1995, 1996 and 1997 and the statement of operations data for the years ended December 31, 1995 and 1996 are derived from our audited financial statements not included in this prospectus. The pro forma data at and for the year ended December 31, 1999 gives effect to the receipt by us of the net proceeds of $25,975,153 from the private placement of 3,730,000 shares of our common stock which was consummated on March 2, 2000 as if it had occurred on January 1, 1999.

                                                                         Year Ended December 31,
                                                   ------------------------------------------------------------------------
                                                       1995           1996           1997              1998           1999
                                                       ----           ----           ----              ----           ----
                                                                  (In thousands, except per share data)
Statement of Operations Data:
Revenues.........................................  $        834  $          779  $      2,357  $          25  $       805
Costs and expenses:
    Cost of products sold........................         1,073           3,785         4,158            657        2,408
    Cost of collaborative research and development          283              41             -              -            -
    Research and development.....................         4,061           6,128         3,577          3,794        2,681
    Legal expense related to patents.............           152             744           506          3,340        1,361
    Selling, general and administrative..........         3,729           7,325         4,458          4,201        3,728
    Restructuring charge.........................             -               -         1,215              -            -
                                                    -----------    ------------   -----------    -----------   ----------
    Total costs and expenses.....................         9,298          18,023        13,914         11,992       10,178
                                                    -----------    ------------   -----------    -----------   ----------
Loss from operations.............................       (8,464)        (17,244)      (11,557)       (11,967)      (9,373)
Other (expense) income...........................         1,014           1,394         1,673          (203)      (1,292)
                                                    -----------    ------------   -----------    -----------   ----------
Net loss from continuing operations..............       (7,450)        (15,850)       (9,884)       (12,170)     (10,665)
                                                    -----------    ------------   -----------    -----------   ----------
Discontinued operations:
    Loss from operations of discontinued business             -         (9,550)             -              -            -
    Loss on disposal of discontinued business....             -        (15,198)             -              -            -
                                                    -----------    ------------   -----------    -----------   ----------
Net loss.........................................  $    (7,450)  $     (40,598)  $    (9,884)  $    (12,170)  $  (10,665)
                                                    ===========    ============   ===========    ===========   ==========
Net loss per share of common stock-basic and
    diluted(1):
    Net loss from continuing operations (2)......  $     (1.20)  $       (1.96)  $     (1.22)  $      (1.35)  $    (0.77)
    Loss from operations of discontinued business             -          (1.18)             -              -            -
    Loss on disposal of discontinued business....             -          (1.88)             -              -            -
                                                    -----------    ------------   -----------    -----------   ----------
    Net loss (2).................................  $     (1.20)  $       (5.03)  $     (1.22)  $      (1.35)  $    (0.77)
                                                    ===========    ============   ===========    ===========   ==========
Weighted average number of shares of common stock
outstanding-basic and diluted (2)................        6,205           8,069         8,127          9,025       13,766


                                                                            At December 31,
                                             --------------------------------------------------------------------------
                                                                                                    Actual    Pro Forma
                                                   1995           1996       1997        1998        1999        1999
                                                   ----           ----       ----        ----        ----      --------
                                                                           (In thousands)
Balance Sheet Data:
Cash and marketable securities.............. $    47,841  $    16,724  $     8,156  $    1,827  $    5,243  $    31,218
Working capital ............................      46,905       14,844        6,071          37        (327)      25,648
Total assets................................      50,212       20,560       10,607       5,655       9,090       35,065
Capital lease obligations long-term.........         286          525          289          68           -            -
Notes payable long-term.....................           -            -           72       5,073          43           43
Convertible subordinated note payable long-term        -        8,687        8,687           -           -            -
Stockholders' equity (deficit)..............      48,002        7,929       (1,467)     (2,832)      1,227       27,202


    (1) See Note B to our financial statements, included elsewhere in this prospectus, for an explanation of the determination of the number of shares used in computing net loss per share.

    (2) On a pro forma basis, the net loss per share of common stock (basic and diluted) from continuing operations is $(0.61), the net loss per share of common stock (basic and diluted) is $(0.61) and the weighted average number of shares of common stock outstanding-basic and diluted is 17,496,000.

931200.4
                                       17

                              SELLING STOCKHOLDERS

         The following table sets forth information with respect to the number of shares of common stock held by each selling stockholder as of the date of this prospectus and the shares being offered by the selling stockholders. The table indicates the nature of any position, office or other material relationship that the selling stockholder has had within the past three years with HemaSure or any of its affiliates. This prospectus relates to the offer and sale by the selling stockholders of up to 2,551,320 shares of common stock. The selling stockholders may offer all or part of the shares of common stock covered by this prospectus. Information with respect to shares owned beneficially after this offering assumes the sale of all of the shares offered and no other purchases or sales of shares of common stock. The shares of common stock offered at any time or from time to time by this prospectus may be offered from time to time by the selling stockholders named below.

                                    Number of
                                    Shares of                      Total
                                      Common        Number       Number of                   Number of                 Percentage
                                    Stock, not    of Shares      Shares of     Percentage   Shares to be    Number of     to be
                                    including    Represented      Common      Beneficially   Offered for    Shares to  Beneficially
                                    Warrants,    by Warrants       Stock         Owned       the Account    be Owned     Owned
                                   Beneficially  Beneficially   Beneficially  before this  of the Selling  after this   after this
              Name                    Owned          Owned        Owned +      Offering      Stockholder    Offering     Offering
              ----                 -----------   ------------  ------------   -----------   -------------- ----------   ---------
Janus Investment Fund, on behalf
of its series Janus Global Life
Sciences Fund
100 Fillmore Street, Suite 200
Denver, CO 80206-4928                 900,000          0          900,000          4.55%        900,000          0          *

DCF Partners L.P.
1 Newbrook Circle
Chestnut Hill, MA 02467                60,000          0           60,000          *             60,000           0         *

The DCF Life Sciences Fund Limited
73 Front Street
Hamilton HM12 Bermuda                  40,000          0           40,000          *             40,000           0         *

ACI Capital America Fund, LP
65 East 55th Street, 18th Floor
New York, New York 10022              133,300          0          133,300          *            133,300           0         *

ACI Capital Strategic Fund, LP
65 East 55th Street, 18th Floor
New York, New York 10022               28,020          0           28,020          *             28,020           0         *

Pequot Scout Fund, L.P.
500 Nyala Farm Road
Westport, CT 06880                    150,000          0          150,000          *            150,000           0         *

SMALLCAP World Fund, Inc.
DTC/NY Window
55 Water Street
New York, NY 10041                    882,000          0          882,000          4.46%        882,000           0         *

American Variable Insurance Series
Global Small Capitalization Fund
333 South Hope Street
Los Angeles, CA 90071                  18,000          0           18,000          *             18,000           0         *

Essex Performance Fund, Limited
Partnership
125 High Street, 29th Floor
Boston, MA 02110                      133,333          0          133,333          *            133,333           0         *

Essex Global Life Sciences
Fund is a separate series of
Essex Specialty Pooled Funds, LP
125 High Street, 29th Floor
Boston, MA  02110                     106,667          0          106,667          *            106,667           0         *

DFS Integrity Partners, L.P.
75 State Street, Suite 2530
Boston, MA 02109                      100,000          0          100,000          *            100,000           0         *
----------------------
* Less than 1%.
+    The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act.
     Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding warrants issued by HemaSure.

931200.4
                                       18

                              PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus are owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "selling stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer and sell, from time to time, some or all of the shares of common stock registered hereby. We have registered the shares for sale by the selling stockholders so that the shares will be freely tradeable by them. Registration of the shares does not mean, however, that the shares necessarily will be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the shares. We have advised the selling stockholders that Regulation M under the Exchange Act may apply to the activities of the selling stockholders or broker-dealers in connection therewith. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders from time to time in transactions on the OTC Bulletin Board or otherwise. These sales may be at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The shares may be sold by means of one or more of the following methods:

      -- in a block trade in which a broker-dealer will attempt to sell a block of shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      -- purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

      -- on markets where our common stock is traded or in an exchange distribution in accordance with the rules of the exchange;

      --     through broker-dealers, that may act as agents or principals;

      --     directly to one or more purchasers;

      --     through agents;

      -- in connection with the loan or pledge of shares to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

      -- in connection with put or call option transactions, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

      -- through short sales of the shares by the selling stockholders or counterparties to those transactions, in privately negotiated transactions; or

      -- in any combination of the above. In addition, any of the shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include:


931200.4
                                       19

     -- purchases of the shares by a broker-dealer as principal and resales of the shares by the broker-dealer for its account pursuant to this prospectus;

     --      ordinary brokerage transactions; or

     --      transactions in which the broker-dealer solicits purchasers.

         If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of these arrangements.

         The selling stockholders and any broker-dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by the selling stockholders and any commissions received by a broker-dealer or agents, acting in this capacity, may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify the selling stockholders, each underwriter who participates in an offering of the shares of common stock, each person, if any, who controls any of such parties within the meaning of the Securities Act and the Exchange Act, and each of their respective directors, officers, employees and agents against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholders are not restricted as to the price or prices at which they may sell their shares of common stock. Sales of such shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.


931200.4
                                       20

                          DESCRIPTION OF CAPITAL STOCK

         The following information describes our common stock and preferred stock and anti-takeover and indemnification provisions of our certificate of incorporation and our bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, copies of which have been filed with the Commission as exhibits to the registration statement of which this prospectus is a part.

         Our authorized capital stock consists of 35,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

         As of March 24, 2000, there were 19,795,667 shares of common stock outstanding that were held of record by approximately 125 stockholders.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available therefor. In the event of a liquidation or dissolution of HemaSure, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

         Our board of directors has the authority, without further stockholder authorization, but subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 1,000,000 shares of preferred stock in one or more series. Our board shall determine the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Although we have no present plans to issue any shares of our preferred stock, the issuance of shares of our preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company or an unsolicited acquisition proposal.

Registration Rights

         Sepracor is entitled to certain rights with respect to the registration under the Securities Act of a total of 6,700,334 shares of common stock, including shares of common stock issuable upon exercise of outstanding warrants. These rights provide that Sepracor may require us to register shares subject to certain conditions and limitations. In connection with our March 2000 private placement financing, Sepracor agreed to waive its registration rights in connection with this offering. See "Certain Related Transactions -- Sepracor."

         In connection with a private placement financing with Gambro Inc. which was completed in May 1999, we entered into a stock subscription agreement with Gambro Inc. which provides for certain rights with respect to the registration under the Securities Act of a total of 4,998,355 shares of common stock. These rights provide that Gambro Inc. may require us to register shares subject to certain conditions and limitations. In connection with our March 2000 private placement financing, Gambro Inc. agreed to waive its registration rights in connection with this offering. See "Certain Related Transactions -- Gambro Inc."


931200.4
                                       21

         Novo Nordisk A/S is entitled to certain rights with respect to the registration under the Securities Act of a total of 827,375 shares of common stock. These rights provide that Novo Nordisk A/S may require us to register shares subject to certain conditions and limitations, including in connection with this offering. See "Certain Related Transactions -- Novo Nordisk A/S."

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

           We are subject to the provisions of Section 203 of the Delaware General Corporation Law. With limited exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors, unless the interested stockholder owned at least 85% of the voting stock at the time the transaction commenced or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay a merger or other takeover or change in control attempt with respect to us and, accordingly, may discourage attempts to acquire us.

         In addition, our certificate of incorporation and bylaws contain provisions which may be deemed to have an anti-takeover effect. These provisions, which are summarized in the following paragraphs, may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

         Board of Directors Vacancies

         Our bylaws authorize a majority of the directors to fill vacant directorships or increase the size of our board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.

         Stockholder Action; Special Meeting of Stockholders

         Our bylaws provide that stockholders may take action by written consent, but only with respect to actions required to or permitted to be taken at any annual or special meetings of stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the President or our board of directors.

         Authorized But Unissued Shares

         Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to the limitations imposed by our certificate of incorporation. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

         Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.


931200.4
                                       22

Limitation of Liability and Indemnification Matters

         Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of our certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of their duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Section 145 of the Delaware General Corporation Law allows a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the indemnification does not eliminate or limit the liability of a director for the following:

    o    any breach of the director's duty of loyalty to us or our stockholders;

    o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    o unlawful payments of dividends or unlawful stock purchases or redemptions; and

    o any transaction from which the director derived an improper personal benefit.

         Delaware law further provides that the permitted indemnification shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that we may fully indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.


931200.4
                                       23

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.


931200.4
                                       24

                                    BUSINESS

HemaSure

         Overview

         We were incorporated as a Delaware corporation in December 1993. Our principal executive offices are located at 140 Locke Drive, Marlborough, Massachusetts 01752. The shares of our common stock trade on the OTC Bulletin Board under the symbol "HMSR".

         We develop and supply innovative blood filtration technologies designed to help meet today's increasing demand for a safer, more reliable blood supply. Our blood filtration technologies are designed to reduce virus-carrying white blood cells (leukocytes) in donated blood to nominal levels (a process known as "leukoreduction").

         While approximately 30% to 35% of donated blood in the United States is currently leukoreduced, we believe this percentage will increase. In September 1998, the FDA's Blood Products Advisory Committee announced a non-binding recommendation that 100% of the blood supply in the United States be leukoreduced. In addition, the American Red Cross, which collected over 6 million units of blood in 1999 representing approximately 50% of the blood donated in the United States, publicly announced that it is striving to achieve 100% leukoreduction by the end of 2000. Moreover, many other countries in the past several years have mandated the leukoreduction of their blood supply.

         We believe that with the r\LS System, we are able to offer a more effective product than those offered in the market today based on low cost, ease of use and improved operational fit. According to industry sources, the leukoreduction industry represents a market potential of approximately $800 million. We believe our proprietary technology, marketing and distribution arrangements will help us to capitalize on the anticipated growth in this industry.

         Our current focus is to increase the sales of our r\LS System both in the United States and internationally. We commenced commercialization of the r\LS System in early 1999. The demand for the r\LS System has exceeded our original expectations and, as a result, we have initiated a production expansion plan. See "-- Strategic Relationships."


Our Market

         Blood Collection

         Industry sources have estimated that approximately 40 to 45 million units of blood are collected and transfused by developed countries annually and that this number reaches 70 to 80 million units worldwide. Collection is typically done by affiliated blood collection centers (for example, the American Red Cross), consortiums of independent blood collection centers (for example, Blood Centers of America), independent blood collection centers (for example, New York Blood Center) or government affiliated blood centers in some foreign countries.

         Blood is collected either manually or with the use of automated blood collection equipment. If collected manually, the donated blood is tested and separated into components. If collected through the use of automated blood collection equipment, the desired component is extracted and the remaining components are returned to the donor. Whole blood is composed of platelets, which assist in clotting; plasma, which is the fluid part of blood that contains proteins that fight infections, aid in clotting and retain blood volume; red blood cells, which help carry oxygen throughout the body; and leukocytes, or white blood cells, which are used by the body's immune system to help fight infections.


931200.4
                                       25

         Individuals suffering physical trauma or anemia, undergoing complex surgical procedures or hemodialysis or undergoing treatment for cancer are among the diverse group of patients who require blood transfusions in the course of their medical care. Health risks, such as transfusion complications and infections, may arise from contaminated blood and blood products, although infection risks are lower today than in the recent past as a result of improved donor education and selection and implementation of screening procedures to identify certain virus contaminated blood units prior to transfusion. Moreover, these health risks can increase in patients who receive frequent transfusions, such as those suffering from kidney and liver disorders, and patients who are immune-suppressed, such as those undergoing treatment for cancer.

         The number of units of whole blood, blood components or plasma a patient receives in a blood transfusion varies significantly. A patient undergoing routine surgery may typically receive three or four units, while a cancer patient undergoing platelet transfusion may receive in excess of 100 units over time. The risk of infection to a patient increases as the number of units transfused increases.

         Transfusion Risks

         Health risks from transfusions, including complications and infections, arise from the presence of leukocytes, viruses and other pathogens in blood, cellular blood components and plasma. In addition, autologous blood recovery and reinfusion result in an increased risk of contamination of a patient's blood. We believe that the demand for filtered blood for transfusions will continue to increase over the next several years due to the growing recognition in the medical field of the benefits of leukocyte reduction.

         Leukocytes. Leukocytes may cause adverse reactions in patients receiving blood transfusions, such as fever, chills, immune system suppression or development of immunological responses that could cause the affected patient to reject subsequent blood transfusions. In addition, leukocytes may harbor infectious viruses and other agents, including cytomegalovirus, new variant CJD and human T-cell lymphocyte virus I (HTLV-I).

         Pathogens. Viruses such as HIV, hepatitis B and hepatitis C may be contained inside or outside of the leukocytes and may be transmitted during transfusions. Other viruses may develop or become prevalent over time. Of the currently known viruses, there has been significant public focus on hepatitis and HIV.

         Recent Trend Toward Leukoreduction

         Historically, approximately 20% of donated blood in developed countries was filtered to remove leukocytes. Due primarily to cost, generally only those patients with diseases that may cause immune system complications, such as HIV, or those with severely compromised immune systems, such as patients undergoing chemotherapy, received leukoreduced blood and because of the relatively low number, these were done at the patients hospital beside.

         However, the developed nations throughout the world are increasingly mandating universal leukoreduction of their blood supplies. In North America and Europe, numerous countries are committed to providing 100% leukoreduced blood components or have received recommendations to provide 100% leukoreduced blood components.

         France committed to 100% leukocyte reduction in April 1998, both on clinical grounds and as a precautionary tool ensuring the safety of its blood supply. Ireland announced its plans to move to 100% leukocyte reduction in April 1998. The United Kingdom has also made the decision to require leukocyte reduction for all blood units and blood products derived from whole blood. Following a directive issued by the Canadian Government, the Canadian Blood Services and Hema-Quebec in Canada have announced plans to adopt leukocyte reduction of all blood and blood products. In July 1999, Japan announced it planned to begin full leukoreduction of its blood supply. We believe that additional countries will recommend leukoreduction as more people seek to protect themselves from the dangerous transmission of disease through transfusion. Scientific studies have shown that the use of leukoreduced blood could result in shorter hospital stays, fewer postoperative

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infections and/or cost savings per patient of approximately $3,000 to $6,000 per patient for certain procedures, including thoracic surgery, heart bypass surgery and gastrointestinal surgery.

         The United States is also moving toward universal leukoreduction of its blood supply. Approximately 30% to 35% of donated blood in the United States is currently filtered to remove leukocytes and this percentage is expected to increase. In September 1998, the FDA's Blood Products Advisory Committee announced a non-binding recommendation that the United States adopt 100% leukoreduction of its donated blood supply. The committee said that, "The benefit-to-risk ratio associated with leukoreduction is sufficiently significant to justify the universal leukoreduction of all non-leukocyte cellular transfusion blood components." Pre-storage filtration (filtration done at the blood collection center prior to storage for shipment to the hospital) was recognized by the FDA's Blood Products Advisory Committee as the preferred method of leukoreduction.

         Pre-storage leukoreduction is typically done using two different processes. One such process requires a filter that is an integral part of the blood collection set ("in-line"). The second process requires a filter to be sterile docked to the blood collection set after the blood is collected. Scientific use of each process is dependent upon a particular blood center's manufacturing flow-process.

         Recent medical studies have demonstrated the patient benefits of leukoreduction. For example, a study of open heart surgery patients published in the Annals of Thoracic Surgery found that filtering leukocytes reduced the risks associated with this type of surgery and improved patient outcomes. It also determined that leukoreduction in the approximately 300,000 patients who undergo heart bypass surgeries could result in a 20% decrease in hospital stays and savings of approximately $3,000 to $6,000 in costs per patient. Another major study published in the American Journal of Surgery found that gastrointestinal surgery patients had fewer postoperative infections and shorter hospital stays after they received leukocyte-filtered red cells. Hospital stays averaged 12 days for patients who received leukocyte-reduced transfusions compared to 18 days for those who received non-leukoreduced blood, at a savings of approximately $6,000 per patient.

Our Solution

         Our blood filtration technologies initially were developed from core technologies transferred to us from Sepracor at our inception in 1993 relating to the development, manufacture and use and sale of blood, blood products and blood components and membrane filter design technologies. Since that time, we have developed technologies designed to make the process of filtering blood easy and cost effective. We are utilizing our technologies as the basis for developing products and methodologies to address the needs of the leukoreduction market.

         Based primarily on our discussions with the American Red Cross, we believe that a dockable filter used in conjunction with a manual collection process is the optimal method of high-volume, pre-storage leukoreduction in the United States. Our current product, the r\LS System, was developed to provide high- volume, centralized, pre-storage leukoreduction in blood centers in batch processes. We believe that our r\LS System is well positioned to take advantage of the anticipated growth in leukoreduction, particularly in the United States.

         Currently, we do not have an in-line blood cell filtration system available for sale, which we understand from Gambro Inc., our distribution partner, is used predominantly in Europe. However, we are in discussions with manufacturers of blood bag systems to develop and commercialize in-line leukocyte reduction systems for red blood cells. We are evaluating different product design options and discussing potential agreements with respect to supply and manufacturing arrangements. We believe that the core filter technology used in the r\LS System could be used in an in-line system.


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         Technological Benefits

         We believe that the r\LS System provides significant value to leukoreduction market participants. By implementing a more functional design that incorporates such features as self priming, draining and a unique air removal system, which allows the blood center technician to essentially hang the blood unit and "walk away," we believe that we have been able to incorporate features considered desirable in leukoreduction products. In addition, our r\LS System does not require the time-consuming "stripping" operation that is required with other filters. The r\LS System is predicated on a simple design that requires fewer manipulations which we believe provides for a more efficient process.

         Low Cost Supplier

         We designed the r\LS System to be a low cost filter and developed a manufacturing process, which we believe enables us to manufacture and market the r\LS System at a low cost, and which, as a result, allows us to effectively compete in the marketplace. In the product development and commercialization process, we have worked very closely with key component suppliers to ensure high quality, low cost parts and to ensure that the suppliers will be able to meet the demand for product. The manufacturing process has been designed to permit multiple site assembly capacity. We believe that our pre-storage filters will capture increased market share as the relative benefits of pre-storage filtration become more pronounced in the next few years.

         Focus on Blood Center Customers

         Unlike Pall and Baxter, our major competitors, our products are marketed solely to blood donor centers rather than to hospitals. The top four blood center organizations account for approximately 70% of the supply of blood and blood products in the United States. We believe that this approach will enable us to keep sales costs low and provide value-added services to these customers.

Strategic Relationships

         Strategic Partnership with American Red Cross

         In August 1998, we completed an amended and restated Master Strategic Alliance Agreement with the American Red Cross BioMedical Services, which provides for, among other things, the development and enhancement of a number of filtration products, based on our core technology including red blood cell leukoreduction, leukocyte recovery, platelet filtration, whole blood filtration and tumor cell filtration. The agreement has a term of five years, unless previously terminated, and can be renewed or extended. We cannot assure you, however, that such products will ultimately be developed or that any definitive development arrangements with respect to such products will result from the strategic alliance with the American Red Cross BioMedical Services.

         Pursuant to the strategic alliance agreement, we entered into a master purchase agreement with the American Red Cross that provides for the sale of the r\LS System by us to the American Red Cross on specified terms. The master purchase agreement provides for a thirty-eight month term expiring on August 31, 2002, subject to, among other things, earlier termination by the American Red Cross in the event (i) of the availability on the market of certain new products that provide substantial safety and efficiency improvements over the r\LS System, (ii) the American Red Cross deems that it has no further requirement for leukoreduction filters generally, or (iii) the American Red Cross changes its policies toward leukoreduction. We currently are not aware of the availability of any such products, any such changes in requirements for leukoreduction filters or any such changes in policies toward leukoreduction. Under the master purchase agreement, the American Red Cross is required to purchase specified minimum annual quantities of the r\LS System, subject to certain terms and conditions. The term of the master purchase agreement may be extended by one year in certain circumstances if the American Red Cross fails to meet its minimum purchase obligation in the third year of the agreement.


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         If our agreements with the American Red Cross are terminated, or not implemented, for any reason, our business, financial condition and results of operations could be materially and adversely affected.

         Global Distribution Capabilities through Partnership with Gambro Inc.

         In 1998, we completed a distribution and development agreement, which was amended in May 1999, with Gambro Inc. to act as our exclusive distributor of our r\LS System worldwide, except for sales to the American Red Cross. Furthermore, this agreement provides that Gambro Inc. may (upon mutual agreement by us and Gambro Inc.) distribute additional future products developed by us that filter blood and its components. Gambro Inc. is a leading manufacturer and distributor of automated blood component collection systems which markets and sells blood component apheresis equipment to the blood center market. The agreement with Gambro Inc. contemplates the development by us of an OEM filter for use with Gambro Inc.'s Trima(R) Automated Blood Collection System. The distribution agreement provides for a five year term that expires in June 2004, subject to automatic three year renewals unless the agreement is previously terminated.

         We believe that Gambro Inc. will be an effective marketing partner for us with respect to our r\LS System because their sales force currently targets customers who we had identified as potential customers of our r\LS System. Our agreement also gives us access to Gambro Inc.'s extensive international distribution network, which includes sales offices in more than 100 locations worldwide. This agreement provides for the cooperation by Gambro Inc. with us with respect to certain patent defense costs related to current and potential future products. The product development agreement contemplates the supply by us of filtration devices that may be used in connection with Gambro Inc.'s Trima(R) Automated Blood Collection System.

         Under the distribution agreement, Gambro Inc. is required to meet certain minimum purchase requirements and is required to purchase from us all of its requirements for certain blood filtration products, in each case at agreed upon prices. The distribution agreement also provides for Gambro Inc. to cooperate with us in the pending litigation against Pall which was initiated by us and by Gambro BCT in April 1999. Gambro Inc. must also cooperate with us in any patent infringement proceeding arising subsequent to the time the distribution agreement was entered into and pay certain expenses incident to any such proceeding other than damages against us. See " -- Legal Proceedings."

         We are dependent on Gambro Inc. for sales, marketing and distribution of our products. If Gambro Inc. does not successfully market and sell our products or the distribution agreement is terminated for any reason, our business, financial condition and results of operations could be materially and adversely affected.

         Production Capacity Expansion Initiative

         In December 1999, we engaged the international engineering consulting firm, PA Consulting Group, to assist us in our production capacity expansion initiative. With this initiative, we began in March 2000 and expect to increase manufacturing capacity in increments to several times our current level over the next two years. The capacity expansion effort will include process flow review, capital equipment design, qualification, implementation, validation and vendor supply chain management.

         In December 1999, we entered into an agreement with Filtertek that provides for Filtertek to act as our exclusive manufacturer and supplier of the filters used in our r\LS System, subject to certain terms and conditions. The agreement has a term of five years, subject to an automatic one-year extension in the event we fail to purchase a specified number of products by the fifth year. Thereafter, the agreement will be subject to automatic one-year renewals unless the agreement is previously terminated.

         Under the agreement, we are required to purchase a minimum number of, and are required to purchase from Filtertek all of our requirements for, the filters used in our r\LS System, in each case at agreed upon prices. Pursuant to the agreement, pricing is fixed for the first three years, subject to certain raw material price

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increases or decreases. Under our supply agreement with Filtertek, we are obligated to provide to Filtertek, on a quarterly basis, forecasts for anticipated purchases for the upcoming 12-month period.

         Under the agreement, Filtertek is required to make capital investment in their production equipment at certain levels and by certain times. If Filtertek is unable to meet such requirements, we have the right to terminate Filtertek's rights to exclusivity under the agreement, subject to certain terms and conditions. We depend on Filtertek to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality at agreed pricing, and
(iii) deliver on a timely basis. Any failure in performance by Filtertek for any reason could have a material and adverse effect on our business. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of Filtertek to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future.

         In January 2000, we entered into an agreement with Command that provides for Command, on a non-exclusive basis, to (i) act as our manufacturer and supplier of dry bags used in our r\LS System and (ii) assemble the filters used in our r\LS System, subject to certain terms and conditions. The agreement has a term of three years, subject to an automatic one-year extension in the event we fail to purchase a specified number of products by the third year and, also, upon the mutual agreement by us and Command. Thereafter, the agreement will be subject to automatic one-year renewals unless the agreement is previously terminated.

         Under the Command agreement, we are required to purchase a minimum number of dry bags used in our r\LS System and assembly requirements of the filters used in our r\LS System, in each case at agreed upon prices. Pursuant to the agreement, pricing is fixed for the first three years, subject to the risk of price fluctuations in respect of raw materials, overhead and labor. Under our supply and assembly agreement with Command, we are obligated to provide to Command 90 days before each year of the supply and assembly agreement forecasts for anticipated purchases of the dry bags and assembly requirements for the upcoming 12- month period.

         We depend on Command to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality at agreed pricing, and
(iii) deliver on a timely basis. Any failure in performance by Command for any reason could have a material and adverse effect on our business. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of Command to purchase components for the dry bags. Failure or delay by suppliers in supplying necessary components for the dry bags could adversely affect our ability to deliver products on a timely and competitive basis in the future.

Current Product and Products Under Development

         We are working to develop a range of related leukocyte filtration products that utilize our core technology, including an in-line pre-storage filter (the In-Line RBC Filtersets) and whole blood pre-storage. We are also exploring the possibility of utilizing our core filtration technology to develop non-leukocyte reduction filtration applications.

         Red Blood Cell Systems

         r\LS System. Our r\LS System has been designed for leukocyte filtration by blood centers and hospital blood banks immediately prior to blood storage, a process which we believe results in improved quality leukocyte reduced blood. We believe that the demand for filtered blood for transfusions will continue to increase over the next several years and that, while a significant amount of leukocyte filtration currently takes place at the patient bedside, as the demand for filtered blood increases, leukocyte removal will all be done through centralized filtration performed at blood centers.

         The r\LS System is based on a proprietary filter medium comprised of multiple fibrous components. Leukocytes are removed by a combination of entrapment and adhesion. With a proprietary automatic internal

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prime and drain design, the filter device reduces operator intervention and facilitates high volume, centralized processing in a blood center environment. We are focusing our marketing efforts exclusively on blood centers and hospital blood banks for pre-storage leukocyte reduction.

         We filed an application for 510(k) pre-market notification clearance with respect to our r\LS System with the FDA in May 1998. We commenced commercialization of the r\LS System in foreign countries in early 1999. We received 510(k) pre-market notification clearance from the FDA in May 1999 for our r\LS System which was classified as a Class II medical device. However, we cannot assure you that the r\LS System will achieve market acceptance.

         While we believe that the performance and ease-of-use of the r\LS System will compare favorably with other blood filtration devices, we cannot assure you that the performance or price of the r\LS System will be sufficient to achieve significant sales, particularly in view of the dominant position in the market held by Pall.
See "--Competition."

         In-Line RBC Filtersets. We are in discussions with manufacturers of blood bag systems to develop and commercialize in-line leukocyte reduction systems for red blood cells. In these systems, the filter and receiving bags are integrated with the collection bag and therefore require no sterile docking. Currently, we are evaluating different product design options, and are discussing potential agreements covering supply and manufacturing arrangements.

         Whole Blood Filters

         We are pursuing technology which we believe will enable the development of whole blood filtration systems aimed at meeting the needs of two distinct market segments: (i) traditional manual collection users of whole blood filtration sets who prefer to continue to operate within their existing blood collection and processing infrastructure, and (ii) integrating filtration technology with blood collection equipment to do real-time, simultaneous collection/leukocyte reduction and, optionally, subsequent component separation. These different approaches will require different technical solutions. We believe that we are well positioned to apply our core proprietary know-how to providing such solutions independently, or in collaboration with selected partners.

         Automated Blood Collection Solutions

         Gambro Inc. markets and sells automated blood component apheresis equipment to the blood center market. The agreement with Gambro Inc. contemplates the development of a red blood cell leukoreduction filter for use with Gambro Inc.'s Trima(R)Automated Blood Collection System.

         OEM Filters

         Other potential partners have asked us to provide them with price quotes for a basic filtration device to use in their own applications. We are pursuing these requests and expect that any such filter would use our core filtration technology.

Technologies

         Our current and our planned products are based on our proprietary technologies that we have acquired or developed in the areas of affinity separations, membrane technology and device design and fabrication.

         Affinity Separations

         We have proprietary affinity separations technology that utilizes ligand, which are molecules that bind to complementary biomolecules, in connection with our various filtration products. We have identified a family of

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carbohydrate-based ligand that recognize and bind to the cell surface receptors on leukocytes. We have filed patent applications covering the use of these carbohydrate-based ligand for removing leukocytes.

         Membrane Technology

         We believe that, as a result of the research and development work performed at Sepracor over an eight- year period and transferred to us on January 1, 1994, we have expertise in the field of separations technology using both composite matrices and flat- and hollow-fiber membranes. Successful separation of a substance from its source depends on matching the properties of that substance, such as size, molecular weight and surface characteristics, to appropriate separations media. The ability to select and modify the composition and physical structure of the media is a key to successful separations technology. We can utilize a variety of media compositions, custom made structures and surface modifications, including the attachment of selective ligand, to separate a diverse variety of substances. Our separations technologies can be used to separate substances including particulates, such as cells and debris, macromolecules, such as enzymes, and low molecular weight substances, such as salts, nutrients and anti-viral chemicals. See "Certain Related Transactions -- Sepracor."

         Device Design and Fabrication

         We believe that the benefits of high performance separations media can only be realized in a well- designed device where access to and placement of the media, hydrodynamics and selection of biocompatible materials have been optimized. We have expertise in module design, including theoretical calculations of mass transfer, hydrodynamic modeling, prototyping, testing and manufacturing engineering.

         Drawing from this expertise, we are integrating our proprietary technologies in device design and media development with blood flow control systems, tubing, collection containers and other assembly components, in devices which are designed to achieve efficiency in increasing the safety of donated blood and improving certain blood transfusion and collection procedures. We consider our device design and fabrication capabilities to be proprietary and intend to file patent applications where appropriate.

         We have undertaken preliminary studies on the use of our proprietary media in other applications such as the removal of tumor cells from peripheral stem cell preparations and in whole blood leukoreduction.

Research and Development Expenses

         Research and development expenses were $2,681,000 in the year ended December 31, 1999 and $3,794,000 for the year ended December 31, 1998. Amounts expended in the year ended December 31, 1999 were lower than that expended in the comparable period in 1998, primarily because the majority of research and development expenditures relating to the r\LS System were made in the 1998 period.

Competition

         We expect to encounter significant competition in the sale of our proposed products. Our proposed products, if commercialized, will compete with other products currently on the market as well as with future products developed by other medical device companies, biotechnology and pharmaceutical companies, hospital supply companies, national and regional blood centers, certain governmental organizations and agencies and academic institutions. Many of our competitors in the field of leukocyte reduction have substantially greater resources, manufacturing and marketing capabilities, research and production staffs and production facilities than ours. Moreover, some of our competitors are significantly larger than ours, have greater experience in pre-clinical testing, human clinical trials and other regulatory approval procedures. In addition, many of our competitors have access to greater capital and other resources, may have management personnel with more experience than ours and may have other advantages over us in conducting certain businesses and providing certain services. Our ability to compete successfully will depend, in part, on our ability to develop and maintain products which are technically superior to and/or of lower cost than those currently on the market; develop

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proprietary products; attract and retain scientific personnel; obtain patent or other proprietary protection for our products and technologies; obtain required regulatory approvals; and manufacture, assemble and successfully market any products we develop. In addition, many of our competitors have long-standing relationships with the national and regional blood centers to which we will market our products. We cannot assure you that we will be able to compete effectively against such companies.

         Presently, there are approximately seven to nine competitors in the leukoreduction filter market. The market leader is Pall with approximately 50% to 60% market share. Pall offers products to all product/market segments, with an emphasis in the bedside leukoreduction market. Baxter, which has approximately 25% market share, also plays a significant role in all product/market segments. The remaining 15% of the market is shared by the other five to seven competitors. We believe that the competitive landscape for the leukoreduction market will level off as the market moves toward 100% leukoreduction and market participants with smaller market shares realize greater market penetration. Some of these competitors have long-standing and, in certain cases, exclusive, relationships, including long-term supply contracts, with the blood centers that are our target customers. We expect that the principal competitive factors in the area of leukocyte removal will be removal efficiency, cost and ease of use.

         We are pursuing areas of product development in a rapidly growing field in which there is a potential for technological innovation in relatively short periods of time. Our competitors may succeed in developing technologies or products that are more effective than ours. Technological change or developments by others may result in our technology or proposed products becoming obsolete or noncompetitive.

Licenses, Patents and Proprietary Information

         We have a Technology Transfer and License Agreement with Sepracor under which Sepracor transferred to us all rights to the technology developed by Sepracor for the development, manufacture, use and sale of medical devices for the separation and purification of blood and blood components, including technology relating to (i) optimization of flat membranes, hollow fiber membranes and fibrous supports; (ii) specific affinity and immunoaffinity ligand; (iii) linking chemistries; (iv) surface modification including hydrophilic polymers and coatings; (v) device designs and engineering; (vi) fabrication and manufacturing including encapsulation and assembly techniques; and (vii) organic chemical synthesis.

         We believe that protection of the proprietary nature of our products and technology is critical to our business. Accordingly, we have adopted and will maintain a vigorous program to secure and maintain such protection. Our practice is to file patent applications with respect to technology, inventions and improvements that are important to our business. We also rely on trade secrets, unpatented know-how, continuing technological invention and the pursuit of licensing opportunities to develop and maintain our competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary technology or that we can meaningfully protect our proprietary position.

         To date, we own or have filed 31 patent applications in the United States relating to blood filtration and pathogen inactivation technologies. Corresponding foreign patent applications have been filed with respect to certain of these United States patent applications. Where appropriate, we intend to file, or cause to be filed on our behalf, additional patent applications relating to future discoveries and improvements, including, among other things, the use of certain ligands for affinity separations. To date, 18 patents have been issued to us (which expire at various dates from 2011 through 2017).

         Our success depends, in part, on our ability to obtain patents, to protect trade secrets, to operate without infringing upon the proprietary rights of others and to prevent others from infringing on our proprietary rights. See "-- Legal Proceedings." Proprietary rights relating to our planned products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. We cannot assure you that any patents owned by or licensed to us will afford protection against competitors or that any pending patent applications now or hereafter filed by or licensed

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to us will result in patents being issued. Competitors, including those with substantially greater resources than ours, may seek to challenge the validity of the patents owned by or licensed to us or may use their resources to design comparable products that do not infringe these patents. See "-- Legal Proceedings."

         There are many issued third-party patents in the field of blood filtration, including patents held by our competitors. We may need to acquire licenses to, or contest the validity of, some of such patents. It is likely that significant funds would be required to defend any claim that we infringe a third-party patent, and any such claim could adversely affect sales of the challenged product until the claim is resolved. We cannot assure you that any license required under any such patent would be made available on acceptable terms or that we would prevail in any litigation involving such patent. See "-- Legal Proceedings."

         Much of the know-how of importance to our technology and many of our processes are dependent upon the unpatentable knowledge, experience and skills of our key scientific and technical personnel. To protect our rights and to maintain the confidentiality of trade secrets and proprietary information, we require all of our employees, consultants and commercial partners and members of our Scientific/Medical Advisory Board to agree to keep our proprietary information confidential. These agreements generally prohibit the disclosure of confidential information to anyone outside HemaSure and require disclosure and assignment to us of ideas, developments, discoveries and inventions. We cannot assure you, however, that these agreements will provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

Government Regulation

         The research, development, manufacturing and marketing of our products are subject to extensive regulation in the United States by numerous regulatory authorities including the FDA under the FDC Act, the FTC under the FTC Act and by comparable regulatory authorities in foreign countries. These regulatory authorities and other federal, state and local entities will regulate, among other things, the pre-clinical and clinical testing, safety, effectiveness, approval, clearance, manufacturing, labeling, packaging, export, storage, recordkeeping, adverse event reporting, and promotion and advertising of our products. FDA approval or clearance of our products, typically including a review of the manufacturing processes and facilities used to produce such products, is required before the products may be marketed in the United States. Further, if cleared or approved, there may be significant conditions imposed, including limitations on labeling and advertising claims and post-market testing, tracking or surveillance requirements. In addition, for products exported from the United States to any foreign country or territory, applicable FDA export requirements must be met. Failure to meet regulatory standards or to obtain required marketing permissions could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products.

         We believe that our In-line RBC Filtersets will be regulated as new drugs by the FDA. Development of a new drug product for human use under applicable laws and regulations is a multi-step process. First, in vitro and/or animal testing must be conducted in accordance with good laboratory practices to establish the potential safety and effectiveness of the experimental product for a given disease. If a product is found to be reasonably safe and potentially effective in pre-clinical trials, the next step in the process is human clinical trials. An IND containing, among other things, the pre-clinical data, chemistry, manufacturing, and control information, and an investigative plan, must be submitted to the FDA and allowed to become effective by the agency before such trials may begin. There can be no assurance that submission of an IND will result in the ability to commence clinical trials. In addition, the FDA may place a clinical trial on hold or terminate it if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk.

         Clinical trials under IND, or for medical devices under IDE, typically involve three phases, although those phases can overlap. Phase I is conducted to evaluate the safety and pharmacokinetics of the experimental product in humans, and if possible, to gain early indications of effectiveness. Phase I studies may also evaluate various routes, dosages and schedules of product administration. If acceptable product safety is demonstrated, Phase II studies are initiated. In Phase II, clinical trials are conducted in groups of patients afflicted with a

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specific disease or condition for which the product is intended for use in order to further test safety, begin evaluating effectiveness, optimize dosage amounts, and determine dose schedules and routes of administration. If Phase II studies yield satisfactory results and no hold is placed on further studies by the FDA, Phase III studies are commenced. Phase III studies are usually randomized, double blind studies testing for product safety and effectiveness in an expanded patient population in order to evaluate the overall risk/benefit relationship of the product and to provide an adequate basis for product labeling. These studies also may compare the safety and effectiveness of the product with currently available products. It is not possible to estimate the time in which Phase I, II and III studies will be completed with respect to a given product, if at all.
The time period may last as long as several years.

         Following completion of clinical investigations, the pre-clinical and clinical data that has been accumulated, together with chemistry, manufacturing, and controls specifications and information, are submitted to the FDA in an NDA. There can be no assurance that a product will be approved in a timely manner, if at all. The approval process can be very lengthy and depends upon, among other things, the time it takes to review the submitted data, the FDA's comments on the application, and the time required for us to provide satisfactory answers or additional clinical data if requested.

         If an NDA is approved, continued compliance with strict FDA current good manufacturing practices requirements, enforced by periodic inspections, as well as any special requirements imposed as a part of the NDA approval will be required to continue marketing the approved product. Changes to approved drug products that affect safety or effectiveness require approved supplemental applications, as do changes in manufacturing that have a substantial potential to adversely affect product safety or effectiveness. Such supplemental applications may require the submission of clinical and/or manufacturing comparability data and must be approved before the product may be marketed as modified. Manufacturers, packers and distributors are also subject to adverse drug event reporting requirements, which depending on their significance can result in, among other things, agency inspection, recalls, and patient/physician notifications, and enforcement actions. Because adverse drug experience reports are publicly available, they can also become the basis for private lawsuits, including class actions. Depending on their significance, such reports could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products.

         We believe that our other products currently under development will, like our r\LS System, be regulated as medical devices by the FDA. Before a new device may be introduced into commercial distribution, the manufacturer must generally obtain marketing clearance through a 510(k) pre-market notification or approval through a pre-market approval application.

         In the United States, medical devices for human use are classified into three classes (Class I, Class II and Class III) on the basis of the controls deemed reasonably necessary to assure their safety and effectiveness. Class I devices are subject to general controls, unless exempt (for example, labeling, pre-market notification under section 510(k) and quality system requirements). Class II devices are devices for which general controls are insufficient to provide a reasonable assurance of safety and effectiveness and for which there is sufficient information to establish special controls (for example, performance standards, FDA guidance documents or post-market surveillance) to provide such assurance. Class III devices are those devices that are life-supporting, life-sustaining or of substantial importance in preventing impairment of human life and for which general and special controls are insufficient to provide a reasonable assurance of safety and effectiveness, or new devices for which a manufacturer cannot demonstrate substantial equivalence to an already legally marketed device.

         In order to demonstrate substantial equivalence, a manufacturer must submit a pre-market notification ("510(k)") under section 510(k) of the FDC Act. The FDA will clear a device if the manufacturer can demonstrate that the device is "substantially equivalent" to an already legally marketed device. The FDA may or may not require clinical data in support of a 510(k), and the FDA may require additional data beyond that in the original submission to support a substantial equivalence determination. There can be no assurance that the FDA will find a device substantially equivalent. If the FDA finds that a device is not substantially equivalent, the manufacturer may ask the FDA to make a risk-based classification to place the device in Class I or Class II.

931200.4
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



However, if a timely request for risk-based classification is not made, or if the FDA determines that a Class III designation is appropriate, an approved PMA will be required before the device may be marketed.

         The PMA approval process is lengthy, expensive and typically requires, among other things, extensive data from pre-clinical testing and a well-controlled clinical trial or trials that demonstrate a reasonable assurance of safety and effectiveness. Clinical data for devices generally must be obtained pursuant to Investigation Device Exemptions, which must be approved by the FDA before a clinical trial may commence. Like an IND, an IDE contains, among other things, the pre-clinical data, chemistry, manufacturing and control information and an investigative plan, generally proceeding in three phases. There is no guarantee that the agency will approve the IDE, and an IDE approval process could result in significant delay. In addition, the FDA may place an IDE on hold or terminate it if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk. There is no assurance that review of a PMA will result in a timely PMA approval, if at all. Further, if approved, there may be significant PMA conditions of approval, including limitations on labeling and advertising claims and the imposition of post-market testing, tracking or surveillance requirements.

         Changes to devices cleared for marketing under section 510(k) that could significantly affect safety and effectiveness will require clearance of a new 510(k). Changes to approved PMA products that affect safety and effectiveness require the submission of a supplemental PMA. We would be prohibited from marketing the modified device until we received FDA clearance or approval, and there is no guarantee that the FDA would timely or at all clear or approve the modified 510(k) or PMA device. Failure to obtain timely or any approval for changes to marketed devices could have a material and adverse effect on our business, financial condition and results of operations.

         Our r\LS System was cleared for marketing in 1999 in the United States under section 510(k) with a post-market surveillance protocol to look for filter-related transfusion reactions which was agreed to between the FDA and us. We have found no filter-related transfusion reactions and believe we have satisfied the FDA's post-market surveillance requirements. We submitted a report to that effect in early March 2000. We anticipate but cannot guarantee that the FDA will find our report satisfactory. The post-market surveillance study does not currently affect our ability to market and sell the r\LS System.

         The regulations relating to MDRs require that reports be submitted to the FDA to report device-related deaths, serious injuries and malfunctions that could result in death or serious injury were they to recur. MDRs can result in agency action such as inspections, recalls and patient/physician notifications, and are often the basis for agency enforcement actions. Because MDRs are publicly available, they can also become the basis for private lawsuits, including class actions. Failure to file MDRs constitutes a violation of the law enforceable under the FDC Act. Depending on their significance, MDRs could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products.

         Our marketed products will be subject to current good manufacturing practice regulations for drugs and the quality system regulation for medical devices. We cannot assure you that we or our suppliers or contractors will be able to attain or maintain compliance with these standards. In addition, any changes to manufacturing facilities or methods may require FDA clearance or approval.

         The nature of marketing claims that we will be permitted to make in the labeling and advertising of our products will be limited to those specified in an FDA clearance or approval. Claims exceeding those that are cleared or approved will constitute violations of the FDC Act. Advertisements of our products will also be subject to regulation by the FTC under the FTC Act. The FTC Act prohibits unfair methods of competition and unfair or deceptive acts in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress and recission of contracts. Violations of FTC enforcement orders can result in substantial fines or other penalties.


931200.4
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



         Violations of the FDC Act or regulatory requirements at any time during the product development process, approval process or after approval may result in FDA enforcement actions, including voluntary or mandatory recall, license suspension or revocation, seizure of products, fines, injunctions and/or civil or criminal penalties. Any such agency action could have a material and adverse effect on our business, financial condition and results of operations.

         We are also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of our products. The approval procedure varies among countries. The time required to obtain foreign approvals often differs from that required to obtain FDA approval. Moreover, approval by the FDA does not ensure approval by regulatory authorities in other countries.

         We cannot predict the nature of any future laws, regulations, interpretations or applications. We also cannot predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. Any such requirements could delay or prevent regulatory approval or clearance of products under development. Any such requirements could have a material and adverse effect on our business, financial condition, results of operations and ability to market our products.

Manufacturing and Facilities

         Currently, we occupy approximately 30,000 square feet of leased office, laboratory and manufacturing space in a facility in Marlborough, Massachusetts (which lease expires in February 2004, and provides for two five-year renewal options thereafter). In June 2000, we plan to occupy an additional 15,000 square feet in connection with our expansion plans. We believe that these facilities are adequate and suitable for our needs through 2000. See " -- Strategic Relationships." The facility is designed to conform to current good manufacturing practice regulations and other applicable government standards.

         In January 1998, we received ISO 9001 Registration and CE mark EN46001 Certification, which was awarded by Bureau Veritas Quality International. The ISO 9000 and EN46000 Series of international standards was developed by the International Organization for Standardization to promote homogeneous quality processes through the global trade community. ISO 9001 specifically addresses requirements for the manufacture, design, development, installation and service of products and CE EN46001 addresses the requirements to market medical devices in the European Union.

         For manufacturing outside the United States, we will also be subject to foreign regulatory requirements governing human clinical trials, manufacturing and marketing approval for drugs or biologics and medical devices. The regulatory requirements may vary widely from country to country. See "-- Government Regulation."

Source and Availability of Raw Materials

         We acquire each of the main components of our products from separate single suppliers. However, given that there are multiple sources available to us for each such component, and based upon our ongoing relationship with each such supplier, we do not believe that the loss of any of our current supply channels would result in a material and adverse effect on our business or our results of operations.

Employees

         As of March 24, 2000, we employed a total of 106 persons, of whom 23 were in research and development, 65 were in manufacturing and support and 18 were in sales and administration.


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



Legal Proceedings

         We are a defendant in a lawsuit brought by Pall regarding our LeukoNet System, which is no longer made or sold by us. In a complaint filed in November 1996, Pall alleged that our manufacture, use and/or sale of the LeukoNet System infringed upon two patents held by Pall. Pall dropped its allegations concerning infringement of one of the patents and alleges only that our LeukoNet System infringed the '572 Patent.

         With respect to the allegations concerning the '572 Patent, we answered the complaint stating that the LeukoNet System does not infringe any claim of the asserted patents. Further, we counterclaimed for declaratory judgment of invalidity, noninfringement and unenforceability of the '572 Patent. Pall amended its complaint to add Lydall, Inc., whose subsidiary supplied the filter media for the LeukoNet System, as a co- defendant. We filed for summary judgment of non-infringement, and Pall cross-filed for summary judgement of infringement at the same time. Lydall, Inc. supported our motion for summary judgment of non-infringement, and filed a motion for summary judgment that the asserted claims of the '572 patent are invalid as a matter of law. Discovery has been completed in the action. The court has not acted on the summary judgment motions.

         On April 5, 1999, we and Gambro filed a complaint for declaratory relief against Pall in the United States District Court of Colorado. We and Gambro seek declaratory relief that the '572 Patent, the '321 Patent, the '012 Patent, the '561 Patent, the '795 Patent and the '436 Patent are invalid and not infringed by our r\LS System and methods of using the r\LS System. Pall moved to dismiss or transfer to the Eastern District of New York or, in the alternative, to stay this action. We and Gambro opposed Pall's motion. On July 16, 1999, the United States District Court of Colorado denied Pall's motion to transfer or, in the alternative, to stay the action, and the action is proceeding. On September 30, 1999, the Court denied Pall's motion to dismiss the action and the case is proceeding. On October 20, 1999, Pall submitted a counterclaim alleging that our r\LS System infringes its '572 patent and that we and Gambro BCT tortiously interfered and unfairly competed with Pall's business. On March 22, 2000, Pall filed its second amended answer and counterclaims alleging infringement of all the patents-in-suit. Pall also added counterclaims against Gambro A.B.

         On April 23, 1999, Pall filed a complaint against us and Gambro BCT in the Eastern District of New York alleging that our r\LS System infringes Pall's '572 Patent and that we and Gambro BCT tortiously interfered and unfairly competed with Pall's business. On May 19, 1999, Pall amended its complaint and added Gambro Inc., Gambro A.B. and Sepracor as defendants. We and Gambro have moved to dismiss, transfer or stay the action and Pall has opposed the motion. There has been no decision on the motion.

         A prior lawsuit brought by Pall in February 1996 has concluded. In June 1999, the United States Court of Appeals for the Federal Circuit determined that the LeukoNet System did not infringe claim 39 of the '321 Patent and Pall has not appealed that decision.

         We have engaged patent counsel to investigate the pending litigations. We believe, based upon our review of these matters, that a properly informed court should conclude that the manufacture, use and/or sale by us or our customers of the LeukoNet System and the r\LS System do not infringe any valid enforceable claims of the Pall patents. However, we cannot assure you that we will prevail in the pending litigations, and an adverse outcome in a patent infringement action would have a material and adverse effect on our financial condition and future business and operations, including the possibility of significant damages in the litigations and an injunction against the sale of the r\LS System if we do not prevail in the litigations.

         In January 1997, we entered into a Restructuring Agreement of the debt related to our acquisition of Novo Nordisk A/S's plasma products unit. In January 1998, we elected to convert all indebtedness under the approximately $11,700,000 promissory note which was issued to Novo Nordisk A/S in connection with the Restructuring Agreement into common stock at a conversion price of $10.50 per share, or 827,375 shares. We also elected to treat as forgiven $3,000,000 in principal amount of the note, pursuant to the terms of the note. Novo Nordisk A/S has contested the conversion of the note, including the forgiveness of the $3,000,000 amount. This dispute, with or without merit, could be time-consuming and expensive to litigate or settle if brought into a

931200.4
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



court of law, and could divert management attention from administering our core business. If Novo Nordisk A/S succeeds on its dispute and we are deemed to have wrongfully converted the original note, then the 827,375 shares of common stock issued to Novo Nordisk A/S may no longer be outstanding and we may be obligated to repay certain indebtedness under the original note. See "Certain Related Transactions -- Novo Nordisk A/S."

Former Leukoreduction Filter Product

         In June 1995, we received clearance from the FDA for the LeukoNet System. Fiscal 1996 was the first full year of commercial sale of our LeukoNet System. In January 1998, we initiated a voluntary recall of the LeukoNet System because of potential concerns related to transfusion reactions resulting in bilateral eye redness that were believed to be associated with the product. In February 1998, we decided to discontinue manufacturing the LeukoNet System and focus on the completion of development and market introduction of our next generation red cell filtration product, the r\LS System, because we believe that, unlike the LeukoNet System, our r\LS System could be manufactured and sold at a cost that would generate profits for us.

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



                            MARKET FOR COMMON EQUITY

Market Information

         Our common stock has been included for quotation on the OTC Bulletin Board under the symbol HMSR since January 14, 1998. From October 28, 1997 until January 13, 1998, our common stock was included for quotation on The Nasdaq SmallCap Market under the symbol HMSRC. From April 7, 1994 to October 28, 1997, our common stock was included for quotation on the Nasdaq National Market under the symbol HMSR. Prior to April 7, 1994, our common stock was not publicly traded. The following table sets forth, for the periods indicated, the range of high and low bid information per share of the common stock as included for quotation on the Nasdaq National Market, The Nasdaq SmallCap Market or the OTC Bulletin Board, as the case may be.


                  1999                    High                  Low
                  ----                    ----                  ---
            First Quarter                 2 1/2                 1 13/32
            Second Quarter                4 7/8                 2 1/8
            Third Quarter                 7 3/8                 3 7/8
            Fourth Quarter                6 1/2                 4 1/2

                  1998                    High                  Low
                  ----                    ----                  ---
            First Quarter                 2 3/16                3/8
            Second Quarter                2 1/16                7/16
            Third Quarter                 2 15/32               1 3/16
            Fourth Quarter                2 15/16               7/8


Holders

         On March 24, 2000, our common stock was held by approximately 125 stockholders of record. On March 28, 2000, the last reported sale price of our common stock on the OTC Bulletin Board was $11.

Dividend Information

         We have never paid cash dividends on our common stock. We currently intend to reinvest our earnings, if any, for use in the business and do not expect to pay cash dividends in the foreseeable future.


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




                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to, those discussed in "Risk Factors" and elsewhere in this memorandum. See "Note Regarding Forward-Looking Statements." Because of the foregoing factors, past financial results should not be relied upon as an indication of future performance. We believe that period-to-period comparisons of our financial results to date are not necessarily meaningful and expect that our results of operations may fluctuate from period to period in the future.

Overview

         HemaSure was established in December 1993 as a wholly-owned subsidiary of Sepracor. Effective as of January 1, 1994, in exchange for 3,000,000 shares of our common stock, $.01 par value, Sepracor transferred to us its technology relating to the manufacture, use and sale of medical devices for the separation and purification of blood, blood products and blood components and its membrane filter design technologies.

         We develop and supply innovative blood filtration technologies designed to help meet today's increasing demand for a safer, more reliable blood supply. Our blood filtration technologies are designed to reduce virus- carrying white blood cells (leukocytes) in donated blood to nominal levels (a process known as "leukoreduction").

         In June 1995, we received clearance from the FDA for the LeukoNet System, a medical device designed for the removal of contaminating leukocytes from donated blood. Fiscal 1996 was the first full year of commercial sale of our LeukoNet System. In February 1998, we determined to discontinue manufacturing the LeukoNet System and focus on the completion of development and market introduction of our next generation red cell filtration product, the r\LS System.

         In May 1999, we received 510(k) clearance from the FDA to market our r\LS System in the United States. We initiated sales of the r\LS System in the United States in the third quarter 1999.

         All of our other planned blood-related products are in the research and development stage, and certain of these products may require pre-clinical and clinical testing prior to submission of any regulatory application for commercial use. Our success will depend on the commercial acceptance of the r\LS System and development and commercial acceptance of our other blood-related products.

Results of Continuing Operations

         Revenues were $805,000 in 1999, $25,000 in 1998 and $2,357,000 in 1997.
All revenues in 1999, 1998 and 1997 were from the sale of our leukoreduction systems. In 1999, we initiated sales of our next generation red blood cell leukoreduction system, the r\LS System. In February 1998, we decided to discontinue the manufacture and sale of our former leukoreduction filter, the LeukoNet System, which accounts for the increase in revenues in 1999 from those in 1998 and for the decrease in 1998 from those in 1997 when all revenues were attributed to the LeukoNet System. In 1999, one customer represented 66% of total revenues and another customer represented 33% of total revenues. In 1998 one customer represented 53% of total revenues and another customer represented 10% of total revenues. In 1997, one customer represented 86% of total revenues.

         The cost of products sold was $2,408,000 in 1999, $657,000 in 1998 and $4,158,000 in 1997. Cost of products sold exceeded product sales in all periods due to the high costs associated with low volume production and to the start-up costs of new product introduction. Cost of products sold in 1997 includes a charge of approximately

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



$800,000 related to our determination to discontinue manufacturing the LeukoNet System and to focus exclusively on our next generation red cell filter.

         Research and development expenses were $2,681,000 in 1999, $3,794,000 in 1998 and $3,577,000 in 1997. The decrease in 1999 from 1998 is primarily attributable to costs associated with the development of our next generation red cell filtration system, the r\LS System, for which a majority of the effort was expended in the 1998 period. The increase in 1998 over amounts expended in 1997 is attributable to costs associated with development of our r\LS System.

         Legal expense related to patents were $1,361,000 in 1999, $3,340,000 in 1998 and $506,000 in 1997. In 1998, we incurred significant expenses in connection with expert witness and discovery related activities associated with our outstanding patent litigation with Pall. The decrease in 1999 from those expended in 1998 is due to a reduction in these costs as well as from cooperation with Gambro BCT in connection with such costs consistent with our distribution and development agreement with Gambro. See " -- Litigation."

         Selling, general and administrative expenses were $3,728,000 in 1999, $4,201,000 in 1998 and $4,458,000 in 1997. The decrease in the amount expended in 1999 from 1998 is primarily due to a lower level of general corporate expenses. The decrease in the amount expended in 1998 from 1997 is primarily due to a lower level of sales and marketing expense associated with the lower revenues in 1998 compared to 1997. Sales and marketing costs may increase in future periods from current levels as we continue our efforts to market and launch sales of our blood filtration products.

         In April 1997, we determined to focus management resources on our core business of blood filtration technologies. In connection therewith, we incurred a one-time restructuring charge of $1,215,000 in 1997 for severance and related charges in connection with executive management departures. At December 31, 1998, all amounts related to this charge were paid.

         Interest income in 1999, 1998 and 1997 primarily represents interest earned on available cash and marketable securities balances during those periods.

         The increase in interest expense in 1999 compared to 1998 is primarily related to amounts outstanding on our line of credit which was outstanding for all of 1999 and only for approximately three months in 1998. The decrease in interest expense in 1998 compared to 1997 is primarily related to a convertible subordinated note payable which was outstanding for all of 1997 and converted to common stock in 1998 and lower average capital lease obligation balances.

         In September 1997, we reached an out-of-court settlement with Pharmacia & Upjohn Inc. arising out of the alleged breach by Pharmacia & Upjohn Inc. of an agreement to sell to us Pharmacia & Upjohn Inc.'s plasma pharmaceutical business located in Stockholm, Sweden. The terms of settlement included a cash payment to us and the granting of an option to Pharmacia & Upjohn Inc. to license, on a non-exclusive basis, certain intellectual property held by us and our subsidiaries relating to plasma fractionation. The cash payment was recognized as other income in 1997 and represents the majority of the amount in other income for that year.

New Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses depends on the intended use of the derivative and its resulting designation.

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



The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect such adoption to have a material impact on our financial statements.

         In December 1999, the Securities and Exchange Commission (the "Commission") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which is effective no later than the quarter ending June 30, 2000. SAB 101 clarifies the Commission's views related to revenue recognition and disclosure. We will adopt SAB 101 effective in the second quarter of 2000 and are presently determining the effect it will have on our financial statements, but management does not believe the effect will be material.

Litigation

         We are a defendant in a lawsuit brought by Pall regarding our LeukoNet System, which is no longer made or sold by the Company. In a complaint filed in November 1996, Pall alleged that the manufacture, use and/or sale of the LeukoNet System infringed upon two patents held by Pall. Pall dropped its allegations concerning infringement of one of the patents and alleges only that the LeukoNet System infringed Pall's U.S. Patent No. 4,952,572 (the "'572 Patent").

         With respect to the allegations concerning the '572 Patent, we answered the complaint stating that the LeukoNet System does not infringe any claim of the asserted patents. Further, we counterclaimed for declaratory judgment of invalidity, noninfringement and unenforceability of the '572 Patent. Pall amended its complaint to add Lydall, Inc., whose subsidiary supplied the filter media for the LeukoNet System, as a co-defendant. We filed for summary judgment of non-infringement, and Pall cross-filed for summary judgement of infringement at the same time. Lydall, Inc. supported our motion for summary judgment of non-infringement, and filed a motion for summary judgment that the asserted claims of the '572 patent are invalid as a matter of law. Discovery has been completed in the action. The court has not acted on the summary judgment motions.

         We and Gambro BCT filed a complaint for declaratory relief against Pall in the United States District Court of Colorado. We and Gambro BCT seek declaratory relief that the '572 Patent, Pall's U.S. Patent No. 5,451,321 (the "'321 Patent") and Pall's U.S. Patent No.'s 5,229,012, 5,344,561, 5,501,795 and
5,863,436 are invalid and not infringed by our r\LS System and methods of using the r\LS System. Pall moved to dismiss or transfer to the Eastern District of New York or, in the alternative, to stay this action. We and Gambro BCT opposed Pall's motion. On July 16, 1999, the United States District Court of Colorado denied Pall's motion to transfer or, in the alternative, to stay the action, and the action is proceeding. On September 30, 1999, the Court denied Pall's motion to dismiss the action and the case is proceeding. On October 20, 1999, Pall submitted a counterclaim alleging that our r\LS System infringes its '572 patent and that we and Gambro BCT tortiously interfered and unfairly competed with Pall's business. Pall has also asserted that the r\LS System infringes one or more of the other patents that are the subject of the lawsuit.

         On April 23, 1999, Pall filed a complaint against us and Gambro BCT in the Eastern District of New York alleging that our r\LS System infringes Pall's '572 Patent and that we and Gambro BCT tortiously interfered and unfairly competed with Pall's business. On May 19, 1999, Pall amended its complaint and added Gambro Inc., Gambro A.B. and Sepracor as defendants. We and Gambro BCT have moved to dismiss, transfer or stay the action and Pall has opposed the motion. There has been no decision on the motion.

         A prior lawsuit brought by Pall in February 1996 has concluded. In June 1999, the United States Court of Appeals for the Federal Circuit determined that the LeukoNet System did not infringe claim 39 of the '321 Patent and Pall has not appealed that decision.

         We have engaged patent counsel to investigate the pending litigations. We believe, based upon our review of these matters, that a properly informed court should conclude that the manufacture, use and/or sale by us or our customers of the LeukoNet System and the r\LS System do not infringe any valid enforceable claims of the Pall patents. However, we cannot assure you that we will prevail in the pending litigations, and an adverse

931200.4
                                       43
outcome in a patent infringement action would have a material and adverse effect on our financial condition and future business and operations, including the possibility of significant damages in the litigations and an injunction against the sale of the r\LS System if we do not prevail in the litigations.

         On November 1, 1996, we filed a complaint in the Supreme Court, State of New York, County of New York, against Pharmacia & Upjohn Inc. In our complaint, we sought damages arising out of the alleged breach by Pharmacia & Upjohn Inc. of an agreement to sell to us Pharmacia & Upjohn Inc.'s plasma pharmaceutical business located in Stockholm, Sweden. In September 1997, we reached an out-of-court settlement with Pharmacia & Upjohn Inc. The terms of settlement included a cash payment to us and the granting of an option to Pharmacia & Upjohn Inc. to license, on a non-exclusive basis, certain intellectual property held us and our subsidiaries relating to plasma fractionation. The cash payment was recognized as other income in 1997.

Liquidity and Capital Resources

         The net increase in cash and cash equivalents in 1999 was $3,416,000. This net increase is attributable to net cash provided by financing activities of $14,472,000 offset in part by net cash used in operating activities of $10,539,000 and net cash used in investing activities of $517,000.

         Net cash provided by financing activities relates to net proceeds from issuance of common stock of $14,724,000 offset in part by repayments of capital lease obligations of $225,000. Net cash used in operating activities is primarily attributable to the net loss of $10,665,000, a reduction in accounts payable of $343,000 and increases in accounts receivable of $443,000 and inventories of $600,000, offset in part by non-cash charges to operating activities of $1,024,000 related to warrant financing costs and depreciation and amortization of $475,000. Net cash used in investing activities relates to additions to property and equipment of $517,000.

         In March 2000, we completed a $28,000,000 private placement in which institutional investors purchased 3,730,000 shares of our common stock at a purchase price of $7.50 per share. We have agreed to register, prior to June 2, 2000, such shares for resale. We intend to use the proceeds of the financing for working capital, capital equipment and general corporate purposes.

         We believe, based on our current operating plan, that our existing cash balances together with the financing provided in March 2000 will be sufficient to fund our operations beyond the first quarter 2001. If our plans or assumptions change, if our assumptions prove to be inaccurate or if we experience unanticipated costs or competitive pressures, we may seek to raise additional capital by pursuing strategic partnerships, public or private equity and/or debt financing. If we fail to generate such cash flow or obtain any such financing on terms favorable to us or if other unforeseen circumstances occur, we may be unable to continue to commercialize and market the r\LS System or complete the development of our proposed products and/or market such products successfully, or to continue our current operations as presently conducted, if at all, beyond the first quarter 2001. Our cash requirements may vary materially from those now planned because of factors such as successful development of products, results of product testing, approval process at the FDA and similar foreign agencies, commercial acceptance of our products, patent developments and the introduction of competitive products.

         On May 3, 1999, we completed a private placement financing with Gambro Inc. The stock subscription agreement, which we entered into with Gambro Inc. in connection with this financing, provided for an initial investment of $9,000,000 in exchange for 4,500,000 shares of our common stock. The stock subscription agreement also provided Gambro Inc. with an option to purchase additional shares of our common stock for up to an aggregate purchase price of $3,000,000 at any time between August 3, 1999 and May 3, 2000 with the price per share of common stock to be based upon the market price of our common stock. In October 1999, Gambro Inc. exercised this option in full. In connection with the exercise of this option, Gambro Inc. purchased 498,355 shares at a price of $6.02 per share. The price and number of shares reflects the average price of HemaSure stock in the 30 days prior to the exercise date of October 5, 1999.


931200.4
                                       44

         In March 1999, Sepracor purchased an additional 1,333,334 shares in a private placement of our common stock for $1.50 per share and received warrants to purchase an additional 667,000 shares at a price of $1.50 per share. The financing agreement contains certain registration rights and warrant exercise provisions.

         In September 1998, we completed a $5 million revolving line of credit arrangement with a commercial bank. As of December 31, 1999, the entire $5 million was outstanding under the line. The revolving line of credit, which expires in August 2000, is being used to help finance our working capital requirements and for general corporate purposes. Amounts borrowed under the line bear interest at the bank's prime lending rate plus 1/2% payable quarterly in arrears. The weighted-average borrowing rate for the period ended December 31, 1999 was 8.67%. We recorded interest expense related to borrowings under the line of $434,000 and $93,000 for the periods ended December 31, 1999 and 1998, respectively. The credit agreement contains customary covenants and provisions. The bank has a first lien on all of our assets including our intellectual property.

         Sepracor, our largest shareholder, has guaranteed to repay amounts borrowed under the line of credit. In exchange for the guarantee, we granted to Sepracor warrants to purchase up to 1,700,000 shares of our common stock at a price of $0.69 per share. The warrants will expire in the year 2003 and have certain registration rights associated with them. We have placed a value of $1,938,000 on the 1,700,000 warrants as of the date of the final agreement and are amortizing this deferred financing charge on a monthly basis over the term of the line of credit. We amortized $1,024,000 and $189,000 of this deferred finance charge and recorded it as interest expense in the Consolidated Statements of Operations for the periods ended December 31, 1999 and 1998, respectively.

         In April 1997, we determined to focus management resources on our core business of blood filtration technologies. In connection therewith, we incurred a one-time restructuring charge of $1,215,000 in 1997 for severance and related charges in connection with executive management departures. At December 31, 1998, all amounts related to this charge were paid.

         In March 1997, we exercised our right, under the lease arrangement of our Marlborough, Massachusetts facility, to have a portion of our leasehold improvements financed and received $140,000 in connection with this arrangement. This amount will be repaid in 60 equal monthly installments at a rate of 12% per annum. As of December 31, 1999, there was a balance of $73,000 remaining to be paid on this note.

         In January 1997, we entered into a Restructuring Agreement with respect to the indebtedness incurred by us in connection with our acquisition of the plasma pharmaceutical business unit of Novo Nordisk. Pursuant to the Restructuring Agreement, approximately $23,000,000 of indebtedness owed to Novo Nordisk was restructured by way of issuance by us to Novo Nordisk of a 12% convertible subordinated promissory note in the principal amount of approximately $11,700,000, which was due and payable on December 31, 2001, with interest payable quarterly (provided that up to approximately $3,000,000 would be forgiven in certain circumstances). Approximately $8,500,000 of the reduction of such indebtedness was forgiven; such forgiveness is reflected in the 1996 Statement of Operations as a reduction of the loss on disposal of the discontinued plasma business. The remainder of the reduction represented a net amount due from Novo Nordisk to us related to various service arrangements between the two companies. The amount included in the balance sheet at December 31, 1997 and 1996 includes the effect of the Restructuring Agreement net of the $3,000,000 contingency amount to reflect the most probable result of our decision to exit the plasma business. All amounts outstanding under such note were convertible by either party, commencing January 1998, into shares of common stock at a conversion price equal to $10.50 per share. In December 1997, our Danish subsidiary was placed in bankruptcy and we notified the holder of the note of our intent to convert in January 1998, $8,687,000 of debt, which we believe was the entire amount outstanding as of the date of conversion. On January 6, 1998, we converted the note, pursuant to its terms, into shares of common stock at a conversion price of $10.50 per share, or 827,375 shares. The holder of the note has contested the conversion of the note, including the forgiveness of the $3,000,000 amount. We believe that such claims are without merit.

         In 1994, in collaboration with Sepracor and certain of its other subsidiaries, we executed an equipment leasing arrangement that provided for a total of $2,000,000 to Sepracor and certain of its other subsidiaries for purposes of

931200.4
                                       45
financing capital equipment. Under certain circumstances, Sepracor is the guarantor of any amounts outstanding under this financing arrangement. In October 1996, we executed a replacement leasing arrangement for our benefit only with the same leasing company providing $1,100,000 of equipment lease financing. This arrangement terminated in March 1997. All amounts outstanding under the 1994 leasing facility are being repaid under the original terms of that leasing arrangement. There was $71,000 outstanding under all leasing arrangements as of December 31, 1999.




931200.4
                                       46

                                   MANAGEMENT

Executive Officers and Directors

         Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

         Name                       Age              Position
         ----                       ---              --------

Timothy J. Barberich                51      Chairman of the Board

John F. McGuire, III                53      President, Chief Executive Officer and Director

James B. Murphy                     43      Senior Vice President, Finance and Administration

Peter C. Sutcliffe                  50       Vice President and Chief Operating Officer

David S. Barlow                     43      Director

Frank Corbin                        53      Director

Justin E. Doheny                    48      Director

Edward C. Wood                      55      Director


         Timothy J. Barberich has served as Chairman of our board of directors since April 1997, as one of our directors since our inception in 1993 and was Chairman of our board of directors from 1993 until March 1996. Mr. Barberich was a founder of Sepracor and has served as President, Chief Executive Officer and a director of Sepracor since 1984 and as Chairman of the board of directors of Sepracor since December 1999. As of March 24, 2000, Sepracor owned approximately 22% of our issued and outstanding common stock. Mr. Barberich also serves as Chairman of the board of directors of BioSepra Inc., a publicly traded subsidiary of Sepracor which is engaged in the manufacture of instrumentation and media for the pharmaceutical industry.

         John F. McGuire, III has served as our Chief Executive Officer, President and as one of our directors since April 1997. Prior to that time, Mr. McGuire served as Vice President and General Manager of Johnson & Johnson's Ortho Diagnostic Systems Blood Bank Business Unit since January 1996. From March 1995 to January 1996, Mr. McGuire held the position of Vice President, Sales & Marketing, North America for Johnson & Johnson. From August 1990 to March 1995, Mr. McGuire served as Managing Director of Ortho Diagnostic Systems in the United Kingdom and Belgium for Johnson & Johnson. From September 1988 to August 1990, Mr. McGuire held the position of Marketing Director for the AIDS and Hepatitis Business Unit of Johnson & Johnson. From 1977 to 1988, Mr. McGuire held various management positions at E. I. du Pont de Nemours and Company, the last of which was National Sales Manager, AIDS & Hepatitis Business. Mr. McGuire is a member of the board of trustees of the National Blood Foundation Trust Fund.

         James B. Murphy has served as our Senior Vice President, Finance and Administration since February 1996. From April 1994 to January 1996, he served as our Vice President and Corporate Controller. Prior to that, from 1990 to April 1994, he served as Corporate Controller of Sepracor. Previously, Mr. Murphy held the positions of Senior Corporate Accountant at BBN Inc. and Senior Accountant at Arthur Andersen LLP.

         Peter C. Sutcliffe has served as our Chief Operating Officer since April 1998. From May 1996 to April 1998, Mr. Sutcliffe served as our Vice President of Manufacturing Operations. From May 1982 to May 1996, Mr. Sutcliffe held the position of Vice President, Manufacturing for Corning Costar Incorporated. From 1976 to 1982, he was a plant manufacturing manager at Millipore Corporation.

931200.4
                                       47

         David S. Barlow has served as one of our directors since January 1994. Mr. Barlow was Executive Vice President and President, Pharmaceuticals Division of Sepracor from October 1995 to September 1999. From July 1993 to October 1995, Mr. Barlow held the position of Senior Vice President and General Manager of the Pharmaceuticals Division of Sepracor. From 1991 to 1993, he was President of the Business Group, a management consulting firm. Previously, he was Vice President, Worldwide Marketing and Business Development of Armour Pharmaceutical Company, a subsidiary of Rhone-Poulenc Rorer, from 1988 to 1991. Prior to that time, he was associated with Pfizer Inc. and Ares-Serono, Inc. in various business planning and marketing positions. Mr. Barlow is a member of the board of directors of Enzon Inc.

         Frank Corbin has been one of our directors since June 1999. Mr. Corbin has been Vice President of Research and Development of Gambro BCT since July 1997. Prior to that, Mr. Corbin served as Director of Research and Development for Gambro BCT from January 1991 to July 1997.

         Justin E. Doheny has been one of our directors since April 1998. Mr. Doheny has been Executive Vice President and Chief Operating Officer of Saint Peter's University Hospital, New Brunswick, New Jersey, since August 1997. From June 1996 to October 1996, Mr. Doheny served as Senior Vice President of Saint Barnabas Health Care System in Livingston, New Jersey. From December 1985 to June 1996, Mr. Doheny was President of Wayne General Hospital, which is located in Wayne, New Jersey.

         Edward C. Wood has been one of our directors since June 1999. Mr. Wood has been President of Gambro BCT since 1991. Prior to that, Mr. Wood held various positions in manufacturing, research and development and marketing with Gambro BCT. He served on the board of Aastrom Biosciences, Inc. from August 1994 to February 1999.

         In November 1999, Rolf S. Stutz, who served as one of our directors since January 1994, passed away. To date, the board has not filled Mr. Stutz's vacancy.

         Donald Mareci, who is not one of our executive officers, serves as our Vice President, Sales and Marketing, and has approximately 20 years of experience in the filtration industry in sales and marketing.

Board and Committee Meetings

         We have a standing audit committee of our board of directors, which provides the opportunity for direct contact between our independent accountants and our board. Our audit committee has responsibility for recommending the appointment of our independent accountants, reviewing the scope and results of audits and reviewing our internal accounting control policies and procedures. Our audit committee met two times in 1999. From January 1999 to July 1999, the members of our audit committee were Messrs. Doheny and Stutz. From July 1999 to November 1999, the members of our audit committee were Messrs. Doheny, Stutz and Corbin. Since November 1999, the members of our audit committee have been Messrs. Doheny and Corbin.

         We also have a standing compensation committee of our board of directors, which provides recommendations to our board of directors regarding our compensation programs. Our compensation committee is responsible for establishing and modifying the compensation of all of our corporate officers, adopting and amending all stock option and other employee benefit plans, and determining the engagement of, terms of any employment agreements and arrangements with, and termination of, all of our corporate officers. Our compensation committee met once in 1999. From January 1999 to July 1999, the members of our compensation committee were Messrs. Doheny and Stutz. Since July 1999, the members of our compensation committee have been Messrs. Barberich, Doheny and Wood.

         We do not have a nominating committee or a committee serving a similar function. Nominations are made by and through our board of directors.


931200.4
                                       48

         Our board of directors held four meetings during 1999. Each director attended at least 75% of the total number of board meetings (including consents in lieu of meetings) which took place during the period of his directorship.

Compensation for Directors

         Directors who are neither officers nor employees of ours or of any of our subsidiaries receive $1,000 for each board meeting they attend and are entitled to participate in our 1994 Director Stock Option Plan, except that Mr. Barberich and Mr. Barlow do not receive compensation for attendance at board meetings. Directors who are officers or employees of ours do not receive any additional compensation for their services as directors. On January 5, 1994, options to purchase an aggregate of 75,000 shares of common stock at an exercise price of $2.00 per share were granted under our 1994 Director Stock Option Plan to the following directors: Mr. Barberich, 45,000 shares, and Mr. Barlow, Mr. Stutz, and two former board members (Messrs. Tullis and Kimbell), 7,500 shares each. On May 17, 1995, options to purchase 1,500 shares of common stock at an exercise price of $5.50 per share were granted under our 1994 Director Stock Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Stutz and two former board members (Messrs. Tullis and Kimbell). On February 15, 1996, options to purchase 18,750 shares of common stock at an exercise price of $12.375 per share were granted under our 1994 Stock Option Plan to Mr. Barberich. On May 16, 1996, options to purchase an aggregate of 39,000 shares of common stock at an exercise price of $16.25 per share were granted under our 1994 Director Stock Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Kimbell, and Mr. Stutz, 9,750 shares each. On May 16, 1997, options to purchase an aggregate of 12,000 shares of common stock at an exercise price of $1.75 per share were granted under our 1994 Director Stock Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Kimbell and Mr. Stutz, 3,000 shares each. On January 22, 1998, options to purchase an aggregate of 162,000 shares of common stock, at an exercise price of $0.625, were granted under our 1994 Stock Option Plan to the following directors: Mr. Barberich, 75,000 shares, and Messrs. Barlow and Stutz, 43,500 shares each. On May 26, 1998, options to purchase an aggregate of 16,500 shares of common stock at an exercise price of $1.50 per share were granted under our 1994 Director Stock Option Plan to the following directors: Mr. Barberich, Mr. Barlow and Mr. Stutz, 3,000 shares each, and Mr. Doheny, 7,500 shares. On June 10, 1999, options to purchase an aggregate of 27,000 shares of common stock at an exercise price of $4.875 per share were granted under our 1994 Director Stock Option Plan to the following directors:
Mr. Barberich, Mr. Barlow, Mr. Doheny and Mr. Stutz, 3,000 shares each, and Mr. Corbin and Mr. Wood, 7,500 shares each.



931200.4
                                       49

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information with respect to the annual and long-term compensation for the last three fiscal years of our President and Chief Executive Officer and our other executive officers whose total annual salary and bonus for 1999 exceeded $100,000 (collectively, the "Named Executive Officers").

                                                Summary Compensation Table

                                                                                                     Long--Term
                                                                                                   Compensation
                                                            Annual Compensation                       Awards
                                                            -------------------                    ------------
                                                                                                                          All
                                                                                      Other Annual      Securities       Other
                                                                                      Compensation      Underlying    Compensation
Name and Principal Position                      Year      Salary ($)     Bonus($)       ($)(1)        Options/SARS       ($)
---------------------------                      ----      ----------     --------      --------       ------------   ------------
John F. McGuire, III.....................        1999      $282,000      $20,000     $ 95,632(2)       100,000          $1,008(3)
        President and Chief Executive Officer
                                                 1998       216,172           --         --            200,000             300
                                                 1997       140,302       75,000         --            600,000             195

James B. Murphy..........................        1999      $166,600      $10,000        $--             50,000            $608
        Senior Vice President Finance and
        Administration
                                                 1998       140,063           --         --            160,000              63
                                                 1997       119,387           --         --             60,000             222

Peter C. Sutcliffe.......................        1999      $176,400      $10,000        $--             50,000            $701
  Vice President and Chief  Operating
  Officer
                                                 1998       160,125           --         --            200,000             125
                                                 1997       143,005           --         --              --                112

-------------

(1) Other annual compensation in the form of perquisites and other personal benefits, securities or property has been omitted if such compensation constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.

(2)      Represents relocation expenses.

(3)      Represents the taxable portion of group life insurance.


Option Grant Table

         The following table sets forth certain information regarding options granted during the year ended December 31, 1999 by us to the Named Executive Officers.


931200.4
                                       50

                                          Option/SAR Grants in Last Fiscal Year

                                    Individual Grants
                                    -----------------

                                               Percent of                 Market
                                                  Total                  Price of
                                Number of       Options/                Securities
                               Securities         SARS        Exercise  Underlying                Potential Realizable Value
                               Underlying      Granted to        or      Options/                 at Assumed Annual Rates of
                              Options/SARS    Employees In      Base       SARS                    Stock Price Appreciation
                                 Granted         Fiscal         Price    On Grant    Expiration       For Option Term(2)
                                                                                                      ------------------
            Name                 (#)(1)           Year         ($/sh)      Date         Date           5%($)          10%($)
            ----                 -------          ----         ------      ----         ----       --------------------------
John F. McGuire, III........      100,000       34.1297        $5.625     $5.625     9-1-09         $353,753       $896,480
James B. Murphy.............       50,000       17.0648        $5.625     $5.625     9-1-09         $176,876       $448,240
Peter C. Sutcliffe..........       50,000       17.0648        $5.625     $5.625     9-1-09         $176,876       $448,240

---------------

(1) Options vest in up to five equal annual installments beginning on the first anniversary of the date of grant.
(2) Amounts represent hypothetical gains that could be achieved for options if exercised and sold at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock on the date on which the options are sold.


Year-End Option Table

         The following table sets forth certain information regarding options held as of December 31, 1999 by the Named Executive Officers. No Named Executive Officer exercised stock options in 1999.

                        Aggregated Option/SAR Exercises in Last Fiscal Year and
                        Fiscal Year-End Option/SAR Values

                                                                           Number of           Value of Unexercised
                                                                          Unexercised              In-the-Money
                                                                        Options/SARS at          Options/SARS at
                                                                      Fiscal Year-End (#)    Fiscal Year-End ($)(1)
                                                                      -------------------    ----------------------
                                         Shares
                                        Acquired
                                           on            Value          Exercisable/          Exercisable/
                Name                  Exercise (#)    Realized ($)      Unexercisable         Unexercisable
                ----                  ------------    ------------      -------------         -------------
John F. McGuire, III................      --              --           200,000/700,000     $987,600/2,962,800
James B. Murphy.....................      --              --            50,000/220,000       $234,400/789,460
Peter C. Sutcliffe..................      --              --            45,000/205,000       $209,710/715,390

---------------

(1)      Value is based on the closing sales price of our common stock on December 31, 1999, which was $5.5625, the last trading day of our 1999 fiscal year, less the applicable option exercise price.


931200.4
                                       51

Employment and Retention Agreements

         We entered into an employment agreement, as of April 1, 1997 (the "McGuire Employment Agreement"), with John F. McGuire, III which provides that Mr. McGuire serve as our President and Chief Executive Officer. The McGuire Employment Agreement provided for a first year salary of $175,000 and an annual bonus of $75,000 to be earned upon the achievement of certain goals as determined by our board of directors, and for adjustments thereto in subsequent years, as determined by our board of directors or our Compensation Committee. Upon execution of the McGuire Employment Agreement, Mr. McGuire received an option to purchase 600,000 shares of common stock at an exercise price of $2.5630 per share (which was repriced in January 1998 to $0.6250 per share), equal to the "low" bid price for our common stock as quoted on the Nasdaq National Market System for the week of April 4, 1997. The options vest in four equal annual installments commencing in 1998. Pursuant to the McGuire Employment Agreement, an additional 200,000 incentive stock options were issued to Mr. McGuire in January 1998 at an exercise price of $0.6250 per share. No options were issued to Mr. McGuire in 1999 under the McGuire Employment Agreement. Finally, pursuant to the terms of the McGuire Employment Agreement, if Mr. McGuire is terminated other than for cause, he will receive one year's salary plus the bonus payable for the prior year, to be paid monthly over the course of the 12 months following such termination, or until he secures employment in an equivalent role.

         On December 15, 1998, we entered into senior management retention agreements (the "Retention Agreements"), with each of John F. McGuire, III, James B. Murphy and Peter C. Sutcliffe (each individually a "Key Employee"), to reinforce and encourage their continued attention and dedication to their duties. Pursuant to the Retention Agreements, in the event a change of control occurs (as defined in the agreements) and the Key Employee (i) is terminated by us after the change of control, (ii) remains employed by us for 12 months after the change of control, or (iii) terminates his employment with us for good cause, then the Key Employee is eligible for (i) payment of his full base salary plus all amounts entitled under any compensation plan through the termination date, (ii) severance payments, payable in 24 equal monthly installments equal to 200% (except for Mr. McGuire who shall receive 300%) of the higher of his annual base salary immediately prior to the date of termination or his base salary in effect immediately prior to the change of control, and (iii) life, disability, dental, accident and group health insurance benefits for a period of 36 months after such termination. The Retention Agreements are automatically renewed each year unless written notice of termination is delivered by October 30th of any given year.

Compensation Committee Interlocks and Insider Participation

         The current members of our compensation committee are Messrs. Barberich, Doheny and Wood. None of Messrs. Barberich, Doheny and Wood were at any time during 1999, or formerly, an officer or employee of ours or any of our subsidiaries, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

         None of our executive officers has served in 1999 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our compensation committee.



931200.4
                                       52

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 24, 2000 by each person (or group of affiliated persons) who we know beneficially owns 5% or more of our outstanding common stock, each of our directors, our executive officers listed in the Summary Compensation Table, and all of our directors and executive officers as a group.

           Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). Except as indicated below, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address for those individuals for which an address is not otherwise indicated is 140 Locke Drive, Marlborough, Massachusetts 01752.



                                              Number of Shares of          Percentage of Shares
                                                  Common Stock                of Common Stock
Beneficial Owner                               Beneficially Owned           Beneficially Owned
-------------------------------------        ----------------------        ---------------------
Sepracor Inc.
   111 Locke Avenue
   Marlborough, MA 01752                           6,700,334(1)                30.2%(1)
Gambro Inc.
     10811 West Collins Ave
     Lakewood, CO 80215-4498                          6,177,035                   31.2%
Timothy J. Barberich(3)                              142,250(3)                    *(3)
David S. Barlow(4)                                    48,000(4)                    *(4)
Frank Corbin(5)                                               0                       *
Justin E. Doheny(6)                                    2,200(6)                    *(6)
John F. McGuire, III(7)                              430,000(7)                 2.1%(7)
Edward C. Wood(5)                                             0                       *
James B. Murphy(8)                                    80,090(8)                    *(8)
Peter C. Sutcliffe(9)                                 76,525(9)                    *(9)
All directors and executive officers as a           779,065(10)                3.8%(10)
group (8 persons)(10)

--------------

*        Represents holdings of less than one percent.

(1) Includes 2,367,000 shares of common stock which Sepracor has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding warrants.

(2) On January 16, 1998, we converted all indebtedness under a convertible subordinated promissory note issued to Novo Nordisk A/S, pursuant to the terms thereof, into shares of common stock at a conversion price of $10.50 per share. Novo Nordisk A/S has contested the conversion of the note, including the forgiveness of $3 million of indebtedness pursuant to the terms thereof.

(3) Mr. Barberich is the President and Chief Executive Officer of Sepracor. Includes 113,250 shares of common stock which Mr. Barberich has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(4) Includes 45,000 shares of common stock which Mr. Barlow has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(5) Messrs. Wood and Corbin are the President and the Vice President of Research and Development of Gambro BCT, respectively.

(6) Includes 1,500 shares of common stock which Mr. Doheny has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(7) Includes 400,000 shares of common stock which Mr. McGuire has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(8) Includes 80,000 shares of common stock which Mr. Murphy has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(9) Includes 70,000 shares of common stock which Mr. Sutcliffe has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(10) Includes an aggregate of 709,750 shares of common stock which executive officers and directors have the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

931200.4
                                       53

                          CERTAIN RELATED TRANSACTIONS

Sepracor

         HemaSure was organized in December 1993 as a subsidiary of Sepracor. Effective January 1, 1994, Sepracor transferred its blood filtration and membrane filter design business to us in exchange for 3,000,000 shares of our common stock. As of March 24, 2000, Sepracor owned approximately 22% of our issued and outstanding common stock (30.2% on a fully diluted basis). Mr. Barberich, one of our directors, is President and Chief Executive Officer of Sepracor. Until September 1999, Mr. Barlow, one of our directors, was Executive Vice President and President, Pharmaceuticals Division of Sepracor.

         In September 1998, we completed a $5 million revolving line of credit arrangement with a commercial bank. Sepracor, our largest stockholder, has guaranteed to repay amounts borrowed under the line of credit. In exchange for the guarantee, we granted to Sepracor warrants to purchase up to 1,700,000 shares of our common stock at a price of $0.69 per share. The warrants will expire in the year 2003 and have certain registration rights associated with them. We placed a value of $1,938,000 on the 1,700,000 warrants and are amortizing this deferred financing charge on a monthly basis over the term of the line of credit. For the period ended December 31, 1998, we amortized $189,000 of this deferred finance charge and recorded it as interest expense in our statement of operations.

         On March 23, 1999, we completed a private placement financing with Sepracor in which we received $2,000,000 in exchange for 1,333,334 shares of our common stock and warrants to purchase an additional 667,000 shares of common stock at $1.50 per share. The warrants will expire in the year 2004 and have certain registration rights associated with them. We may require Sepracor to exercise these warrants at any time after we complete an equity financing for at least $3,000,000 with a third party and the market price of our common stock is greater than $3.00 per share for 15 consecutive trading days.

         Sepracor is entitled to certain rights with respect to the registration under the Securities Act of a total of 6,700,334 shares of common stock, including shares of common stock issuable upon exercise of outstanding warrants. These rights provide that Sepracor may require us to register shares subject to certain conditions and limitations. Sepracor has agreed to waive these rights in connection with the registration statement to be filed by us in connection with this offering.

         Any future arrangements and transactions between us and Sepracor will continue to be on terms which we determine are fair and reasonable to us.

Gambro Inc.

         On May 3, 1999, we completed a private placement financing with Gambro Inc. The stock subscription agreement, which we entered into with Gambro Inc. in connection with this financing, provides for an initial investment of $9,000,000 in exchange for 4,500,000 shares of our common stock. The stock subscription agreement also provides Gambro Inc. with an option to purchase additional shares of our common stock for up to an aggregate purchase price of $3,000,000 at any time between August 3, 1999 and May 3, 2000 with the price per share of common stock to be based upon the market price of our common stock. In October 1999, Gambro Inc. exercised this option in full. In connection with the exercise of this option, Gambro Inc. purchased 498,355 shares at a price of $6.02 per share. The price and number of shares reflects the average price of our stock in the 30 days prior to the exercise date of October 5, 1999. The stockholders' agreement, which we entered into with Gambro Inc. in connection with this financing, provides that Gambro Inc. will have representation on our board of directors of up to two directors and our representative committees and contains, among other things, various registration rights and anti-dilution and standstill provisions. Subject to certain terms and conditions, the anti-dilution provisions prohibit us from selling or issuing our common stock or securities convertible into our common stock in any offering to a third party without offering Gambro Inc. the opportunity to purchase at the same price and terms that number of securities necessary for Gambro Inc. to maintain its beneficial ownership of

931200.4
                                       54
our outstanding common stock. Furthermore, in an offering or in certain other limited situations, we must provide Gambro Inc. with notice of our intention to sell as well as a right to negotiate with us first for the purchase of our securities. Gambro Inc. agrees to certain restrictions on its ability to sell our common stock owned by it and its permitted transferees. Gambro Inc. also agrees to refrain from acquiring beneficial ownership of additional equity or debt securities of our company, engaging in certain proxy solicitation activities, seeking to control our management, policies or affairs and taking certain actions relating to business combinations and similar transactions without prior approval of our board of directors. Gambro Inc. has purchased 1,178,680 shares of common stock in this offering. Gambro Inc. has agreed to waive its registration rights in connection with the registration statement to be filed by us in connection with this offering.

         Messrs. Corbin and Wood, two of our directors, are Vice President of Research and Development and President, respectively, of Gambro BCT.

         In 1998, we completed a distribution and development agreement, which was amended in May 1999, with Gambro Inc. to act as our exclusive distributor of our r\LS System worldwide, except for sales to the American Red Cross. Furthermore, this agreement provides that Gambro Inc. may (upon mutual agreement by us and Gambro Inc.) distribute additional future products developed by us that filter blood and its components. Gambro Inc. markets and sells blood component apheresis equipment to the blood center market. The agreement with Gambro Inc. contemplates the development by us of an OEM filter for use with Gambro Inc.'s Trima(R) Automated Blood Collection System. The distribution agreement provides for a five year term that expires in June 2004, subject to automatic three year renewals unless the agreement is previously terminated.

Novo Nordisk A/S

         Under the terms of the May 1996 agreement relating to our acquisition of the plasma product unit of Novo Nordisk A/S, the purchase price to be paid for the plasma product unit was to be comprised of three portions: (i) $1,800,000 was to be payable in 1998 in cash or our common stock or the common stock of one of our subsidiaries, at our option; (ii) approximately $13,000,000 was to be payable from time to time upon the sale of acquired inventory (valued at approximately $13,000,000), but in any event no later than 1998, provided that up to approximately $3,000,000 of such portion could be forgiven in certain circumstances; and (iii) approximately $8,000,000 was to be payable in 1998 in cash or our common stock or the common stock of one of our subsidiaries, at our option, provided that all of this portion would be forgiven in certain circumstances.

         In January 1997, we and Novo Nordisk A/S entered into the Restructuring Agreement relating to our acquisition of the plasma product unit of Novo Nordisk A/S. Pursuant to the Restructuring Agreement, approximately $23,000,000 of indebtedness owed to Novo Nordisk A/S was restructured by way of issuance by us to Novo Nordisk A/S of a 12% convertible subordinated promissory note in the principal amount of approximately $11,700,000, due and payable on December 31, 2001, with interest payable quarterly (provided that up to approximately $3,000,000 would be forgiven in certain circumstances). Approximately $8,500,000 of the reduction of such indebtedness was forgiven. The remainder of the reduction represented a net amount due from Novo Nordisk A/S to us related to various service arrangements between the two companies.

         On January 6, 1998, we elected to convert all indebtedness under the note, pursuant to the terms thereof, into shares of our common stock at a conversion price equal to $10.50 per share, or 827,375 shares. Pursuant to a registration rights agreement, Novo Nordisk A/S has certain registration rights with respect to any shares of our common stock acquired by Novo Nordisk A/S upon conversion of the note. As a result, Novo Nordisk A/S has the right to have up to 827,375 shares included in the registration statement which will be filed in connection with the resale of the shares offered in this offering. Novo Nordisk A/S has contested the conversion of the note, including the forgiveness of the $3,000,000 amount. We believe such assertions are without merit. However, if Novo Nordisk A/S succeeds on its dispute and we are deemed to have wrongfully converted the original note, then the 827,375 shares of common stock issued to Novo Nordisk A/S may no longer be outstanding and we may be obligated to repay certain indebtedness under the original note.

931200.4
                                       55

                      PRIVATE PLACEMENT REGISTRATION RIGHTS

         In connection with the private placement and pursuant to the purchase agreement in connection with the private placements, we have agreed to use our best efforts to cause a registration statement to be filed and declared effective by the Commission within 90 days after March 2, 2000, to register the resale of 2,551,320 shares of common stock issued to investors in the private placement, which such shares are included in this prospectus. We have further agreed to cause such registration statement to remain effective until all shares covered by the registration statement have been sold or such time as all shares sold in that private placement can be sold without registration under the Securities Act, pursuant to Rule 144(k) thereunder; provided that we will have the option of suspending the effectiveness of the registration statement, without becoming obligated to pay the damages described below, up to two times in any 12 month period (not to exceed more than 30 days at one time) upon the occurrence of certain events, including among other things, if our board of directors determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the registration statement at such time could reasonably be expected to have an adverse effect on us or a pending corporate transaction.

         If we fail to fulfill any of the latter two above referenced provisions (each a "Registration Default"), we will pay to each purchaser of shares sold in the private placement damages of 2% of the purchase price paid by such purchaser with respect to its shares which were registered in the registration statement and were not previously sold for each 30 day period during which a Registration Default exists (and pro rated for each lesser portion thereof); provided, however, that the aggregate amount of damages such purchaser will be entitled under that provision of the Stock Purchase Agreement for any and all Registration Defaults is limited to 5% of the purchase price paid by such purchaser for such shares.

         If requested by selling stockholders and agreed upon by us, which agreement will not be unreasonably withheld, we will use our best efforts to register or otherwise qualify shares for resale in states requested by the selling stockholders, provided that we may do so without incurring unreasonable effort or expense.


931200.4
                                       56

                                  LEGAL MATTERS

         Paul, Hastings, Janofsky & Walker LLP will give its opinion as to the validity of the shares of common stock offered hereby.


                                     EXPERTS

         The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, have been so included in reliance of the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statement or other information we have filed with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our public filings are also available to the public from document retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.



931200.4
                                       57

                                  HemaSure Inc.

                       Index to Financial Statements                                                         Page
                       -----------------------------

Report of Independent Accountants..........................................................................  F-2

Consolidated Balance Sheets at December 31, 1999 and 1998..................................................  F-3

Consolidated Statements of Operations for the Years
Ended December 31, 1999, 1998 and 1997.....................................................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit)
for the Years Ended December 31, 1999, 1998 and 1997.......................................................  F-5

Consolidated Statements of Cash Flows for the Years
Ended December 31, 1999, 1998 and 1997.....................................................................  F-6

Notes to Consolidated Financial Statements.................................................................  F-7






931200.4
                                       F-1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HemaSure Inc.:

                  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of HemaSure Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                         /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 4, 2000
  except for Note Q for
  which the date is
  March 2, 2000

931200.4
                                       F-2

HemaSure Inc.
Consolidated Balance Sheets

December 31,
(In thousands, except par value amounts)


ASSETS                                                                                       1999               1998
                                                                                             ----               ----
Current assets:
         Cash and cash equivalents (Note B)                                               $ 5,243           $  1,827
         Accounts receivable (Note D)                                                         443                  -
         Inventories (Note E)                                                                 806                206
         Deferred financing costs (Note H)                                                    725              1,024
         Prepaid expenses and other current assets                                            276                326
                                                                                        ---------          ---------

         Total current assets                                                               7,493              3,383

Property and equipment, net (Note F)                                                        1,547              1,505
Deferred financing costs long-term (Note H)                                                     -                725
Other assets                                                                                   50                 42
                                                                                       ----------         ----------

                  Total assets                                                            $ 9,090            $ 5,655
                                                                                          =======            =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:

         Accounts payable                                                                 $ 1,199            $ 1,542
         Accrued expenses (Note G)                                                          1,520              1,549
         Current portion of notes payable (Note H)                                          5,030                 27
         Current portion of capital lease obligations (Note G)                                 71                228
                                                                                        ---------

         Total current liabilities                                                          7,820              3,346

Capital lease obligations (Note G)                                                              -                 68
Notes payable (Note H)                                                                         43              5,073

                  Total liabilities                                                         7,863              8,487
                                                                                          -------            -------

Commitments and contingencies (Notes G, H and I) Stockholders' equity (deficit)
(Notes K and L):
         Preferred stock, $0.01 par value, 1,000 shares authorized, none issued and outstanding in 1999 and 1998
         Common stock, $0.01 par value, authorized shares 35,000
            in 1999, issued and outstanding
            15,823 in 1999 and 9,088 in 1998                                                  158                 91
         Additional paid-in capital                                                        86,241             71,584
         Accumulated deficit                                                             (85,172)           (74,507)
                                                                                         --------          ---------
         Total stockholders' equity (deficit)                                               1,227            (2,832)
                                                                                            -----          ---------

                     Total liabilities and stockholders' equity (deficit)                 $ 9,090           $  5,655
                                                                                          =======           ========

The accompanying notes are an integral part of the financial statements.


931200.4
                                       F-3

HemaSure Inc.
Consolidated Statements of Operations



Year Ended December 31,
(In thousands, except per share amounts)                                      1999               1998              1997
                                                                              ----               ----              ----


Revenue                                                                $       805         $       25         $   2,357

Costs and expenses:
         Cost of products sold                                               2,408                657             4,158
         Research and development                                            2,681              3,794             3,577
         Legal expense related to patents                                    1,361              3,340               506
         Selling, general and administrative                                 3,728              4,201             4,458
         Restructuring charge                                                    -                  -             1,215
                                                                     -------------      -------------         ---------
         Total costs and expenses                                           10,178             11,992            13,914
                                                                         ---------          ---------          --------

Loss from operations                                                       (9,373)           (11,967)          (11,557)
Other income (expense):
         Interest income                                                       201                169               577
         Interest expense                                                  (1,493)              (372)           (1,401)
         Other income                                                            -                  -             2,497
                                                                      ------------      -------------          --------
Net loss                                                                 $(10,665)          $(12,170)         $ (9,884)
                                                                         =========          =========         =========

Net loss per share - basic and diluted:                                 $   (0.77)         $   (1.35)        $   (1.22)
                                                                        ==========         ==========        ==========

Weighted average number of shares of common stock
      outstanding - basic and diluted                                       13,766              9,025             8,127


The accompanying notes are an integral part of the financial statements.



931200.4
                                      F-4

HemaSure Inc.
Consolidated Statements of Stockholders' Equity (Deficit)

Year ended
December 31, 1999, 1998
and 1997 (In thousands)

                                                                                                                         Total
                                                                Additional                                            Stockholders'
                                            Common Stock          Paid-in       Unearned                 Accumulated     Equity
                                       Shares         Amount      Capital     Compensation      Other      Deficit      (Deficit)
                                      --------        ------     ---------    ------------      -----     ---------     ---------


Balance at December 31, 1996                 8,098          $81      $60,702           $(398)        $(3)    $(52,453)       $7,929

Issuance of common stock to
   employees under stock plans                  66            1          176                                                    177

Unearned compensation amortization                                                       309                                    309

Other                                                                                                  2                          2

Net loss                                                                                                       (9,884)       (9,884)
                                         ---------      -------     --------       ---------             -------------   -----------


Balance at December 31, 1997                 8,164           82       60,878             (89)         (1)     (62,337)       (1,467)

Issuance of common stock to
   employees under stock plans                  97            1           89                                                     90

Issuance of common stock for debt              827            8        8,679                                                  8,687

Issuance of warrants                                                   1,938                                                  1,938

Unearned compensation amortization                                                        89                                     89

Other                                                                                                  1                          1

Net loss                                                                                                      (12,170)      (12,170)
                                         ---------      -------     --------       ---------             -------------   -----------


Balance at December 31, 1998                 9,088           91       71,584               -           -      (74,507)       (2,832)

Issuance of common stock to
   employees under stock plans                 404            4          813                                                    817
Issuance of common stock
    in private placements, net of
    issuance costs of $93                    6,331           63       13,844                                                 13,907

Net loss                                                                                                      (10,665)      (10,665)
                                         ---------      -------     --------       ---------             -------------   -----------

Balance at December 31, 1999                15,823   $      158   $   86,241    $       -    $      -     $   (85,172)   $    1,227
                                            ======   ==========   ==========    ============ ===========  ============   ==========

The accompanying notes are an integral part of the financial statements.


931200.4
                                       F-5

HemaSure Inc.
Consolidated Statements of Cash Flows
Year ended December 31,
(In thousands)


                                                                                      1999             1998              1997
                                                                                      ----             ----              ----

Cash flows from operating activities:
   Net loss                                                                      $(10,665)       $ (12,170)         $ (9,884)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
        Financing costs related to warrants                                          1,024              189                 -
        Impairment of assets                                                             -                -               475
        Depreciation and amortization                                                  475              479               859
        Accretion of marketable securities discount                                      -               20                 4
        Loss on disposal of equipment                                                    -                5                 -
   Changes in operating assets and liabilities:
        Net assets of discontinued business                                              -                -               500
        Accounts receivable                                                          (443)              436             (153)
        Inventories                                                                  (600)             (48)               218
        Prepaid expenses and other current assets                                       50               21                33
        Accounts payable                                                             (343)              666             (736)
        Accrued expenses                                                              (29)            (297)               273
        Other assets                                                                   (8)             (10)                20
                                                                               -----------       ----------         ---------

   Net cash used in operating activities                                          (10,539)         (10,709)           (8,391)
                                                                                  --------         --------           -------

   Cash flows from investing activities:

        Purchases of marketable securities                                               -         (20,255)          (99,752)
        Maturities of marketable securities                                              -           27,117           104,235
        Unrealized holding loss of available for sale marketable securities              -                1                 2
        Additions to property and equipment                                          (517)            (422)             (220)
                                                                                     -----            -----             -----

   Net cash provided by (used in) investing activities                               (517)            6,441             4,265
                                                                                     -----            -----             -----

   Cash flows from financing activities:

        Net proceeds from issuance of common stock                                  14,724               90               177
        Borrowing from notes payable arrangements                                        -            5,000               140
        Repayment of notes payable                                                    (27)              (9)              (31)
        Repayments of capital lease obligations                                      (225)            (260)             (241)
                                                                                   -------           ------            ------

   Net cash provided by financing activities                                        14,472            4,821                45
                                                                                    ------            -----           -------

   Net (decrease) increase in cash and cash equivalents                              3,416              553           (4,081)
   Cash and cash equivalents at beginning of period                                  1,827            1,274             5,355
                                                                                   -------          -------           -------

   Cash and cash equivalents at end of period                                       $5,243           $1,827            $1,274
                                                                                    ======           ======            ======

   Supplemental schedule of cash flow information:
        Cash paid during the year for interest                                       $ 453             $503            $1,072

   Noncash investing and financing activities:
        Acquisition of fixed assets financed by capital leases                   $       -        $       -         $      38
        Common stock issued for convertible subordinated note                    $       -           $8,687        $        -
        Value of warrants issued for guaranteed line of credit                   $       -           $1,938        $        -


The accompanying notes are an integral part of the financial statements.

931200.4
                                       F-6

HemaSure Inc.
Notes to Consolidated Financial Statements

A.      THE COMPANY:

Nature of the Business

         HemaSure Inc. (the "Company") is utilizing its proprietary filtration technologies to develop products to increase the safety of donated blood and to improve certain blood transfusion procedures. The Company's currently-marketed blood filtration product ("r/LS System") is designed for use by blood centers and hospital blood banks worldwide. From the Company's inception through the first quarter of fiscal 1996, HemaSure had sold non-blood related filter products primarily to Sepracor Inc. ("Sepracor"), a related party, for use in chemical processing applications. Subsequently and throughout 1997, the Company's revenue was derived from the commercial sales of its LeukoNet System, a medical device designed for the removal of contaminating leukocytes from donated blood. In February 1998, the Company determined to discontinue manufacturing the LeukoNet System and focus on the completion of development and market introduction of its next-generation red cell filtration product. In May 1999, the Company received 510(k) clearance from the U.S. Food and Drug Administration ("FDA") to market its r/LS System in the United States. The Company initiated sales of the r/LS System in the United States in the third quarter 1999.

         The Company is subject to risks common to companies in the medical technology industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the FDA and similar foreign regulatory authorities and agencies.

         Since its inception, the Company has suffered recurring losses from operations and, as of December 31, 1999, had an accumulated deficit of $85.2 million. Other than the Company's r\LS System, all of its planned blood-related products are in the research and development stage, and certain of these products that the Company is currently developing may require pre-clinical and clinical testing prior to submission of any regulatory application for commercial use. The Company's success will depend on the commercial acceptance of its r\LS System and the development and commercial acceptance of its other planned blood-related products. The Company believes that the funds currently available, including the funds raised in March 2000 (Note Q) will be sufficient to fund operations through at least the next twelve months.

B.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash and Cash Equivalents

         The Company considers all demand deposits, money market instruments and repurchase agreements to be cash and cash equivalents. Cash equivalents of $4,743,000 and $2,138,000 and at December 31, 1999 and 1998, respectively, consist of repurchase agreements with a commercial bank. The carrying amount approximates fair value because of the short maturity of those instruments.

Marketable Securities

         Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase. The Company held no marketable securities at December 31, 1999 and 1998.

Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

         Property and equipment are stated at cost. Costs of major additions and betterments are capitalized; maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to operations. On disposal, the related cost and accumulated depreciation or amortization is removed from the

931200.4
                                       F-7
accounts and any resulting gain or loss is included in the results of operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. All laboratory, manufacturing and office equipment have estimated useful lives of three to 10 years.

Revenue Recognition

         Revenues from product sales are recognized when goods are shipped.

Research and Development

         Research and development costs are expensed in the year incurred.

Net Loss Per Share

         The Company follows Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which established standards for computing and presenting earnings per share ("EPS"). Net loss per common share is based on the weighted average number of shares of common stock outstanding during each period. Potential common stock has not been included because the effect would be antidilutive. The potential common stock of the Company consist of common stock warrants (see Notes C and H), stock options (see Note L) and a convertible subordinated note payable (see Note I). The Company had 4,757,000, 4,214,000 and 2,846,000 potential common stock shares as of December 31, 1999, 1998, and 1997, respectively. The convertible subordinated note was converted into 827,375 shares of common stock of the Company in January 1998.

Income Taxes

         Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities reflect the estimated future tax consequences attributable to tax benefit carryforwards and to "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. A valuation reserve is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

         Net operating losses of the Company incurred while operating as a division of Sepracor are not available for carryforward because the Company's results for those periods were included in the tax returns of Sepracor. Additionally, based upon the Internal Revenue Code and changes in company ownership, utilization of the Company's net operating loss may be subject to an annual limitation.

Comprehensive Income

         For all periods presented, net income and comprehensive income are the same due to the realization of all previously unrealized gains and losses in the statement of operations.

New Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect such adoption to have a material impact on its financial statements.

         In December 1999, the Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which is effective no later than the quarter ending June 30, 2000. SAB 101 clarifies the Commission's views related to revenue recognition and disclosure. The Company will adopt

931200.4
                                       F-8

SAB 101 in the second quarter of 2000 and is presently determining the effect it will have on the Company's financial statements, although management does not believe the effect will be material.

Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1999 and 1998 and the reported amounts of revenues and expenses during the years ended December 31, 1999, 1998 and 1997. Actual results could differ from those estimates.

C.       AGREEMENTS WITH SEPRACOR:

         The Company was formerly a wholly-owned subsidiary of Sepracor. As of January 31, 2000, Sepracor owned 27% of the common stock, $.01 par value, of the Company (the"Common Stock").

         Under a Technology Transfer and License Agreement, Sepracor transferred to the Company all technology owned or controlled by Sepracor, including trade secrets, patents and patent applications, that relates to and is used in researching, developing or manufacturing products in the Company Field as defined in the agreement. Further, Sepracor granted an exclusive license to the Company for any improvements to the transferred technology, which were developed, or otherwise acquired, by Sepracor during the period beginning on the date of the Technology Transfer and License Agreement and terminating on the earlier of January 1, 1998 or the acquisition of Sepracor or the Company (the "Effective Period"). The Company granted to Sepracor an exclusive license to the transferred technology for the development, manufacture, use or sale of any products within the field of chiral synthesis, chiral separations and the development, manufacture, use or sale of chiral drugs and chiral drug intermediates, as well as a non-exclusive license to the transferred technology for the development, manufacture, use or sale of any products outside of the Company Field. All licenses were royalty-free. Sepracor also granted the Company a right of first refusal to any product, which Sepracor proposed to sell, or license a third party to sell during the Effective Period, for use within the Company Field.

         In addition, beginning in April 1998, Sepracor was entitled to certain rights with respect to the registration under the Securities Act of 1933, as amended, of a total of 3,000,000 shares of common stock related to the technology transfer and establishment of the Company in 1993. These rights provide that Sepracor may require the Company, on two occasions, to register shares having an aggregate offering price of at least $5,000,000, subject to certain conditions and limitations.

         In September 1998, the Company obtained a $5 million revolving line of credit arrangement with a commercial bank. Sepracor has guaranteed repayment of amounts borrowed under the line of credit. In exchange for the guarantee, the Company granted to Sepracor warrants to purchase up to 1,700,000 shares of the Company's common stock at a price of $0.69 per share. The warrants will expire in the year 2003 and have certain registration rights associated with them. (See Note H)

         In March 1999, the Company completed a private placement financing with Sepracor in which the Company received $2,000,000 in exchange for 1,333,334 shares of the Company's common stock and warrants to purchase an additional 667,000 shares of common stock at $1.50 per share. The warrants will expire in the year 2004 and have certain registration rights associated with them. In certain circumstances, the Company is entitled to require Sepracor to exercise these warrants.

D.       ACCOUNTS RECEIVABLE:

         The Company's 1999 and 1998 trade receivables primarily represent amounts due for product sales. The allowance for doubtful accounts was $5,000 and $7,000 at December 31, 1999 and 1998, respectively.

         The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

931200.4
                                       F-9

E.       INVENTORIES:

         Inventories consist of the following at December 31:


(In thousands)                                               1999         1998
                                                             ----         ----
Raw materials                                             $   393    $     206
Work in Progress                                              401            -
Finished goods                                                 12            -
                                                         --------   ----------

                                                           $  806     $  206
                                                         ========   ==========


F.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at December 31:


(In thousands)                                                             1999                  1998
                                                                           ----                  ----
Laboratory and manufacturing equipment                                 $  1,479              $    874
Leased laboratory and manufacturing equipment                               505                   505
Office equipment                                                            858                   759
Leasehold improvements                                                      772                   766
                                                                        -------
                                                                          3,614                 2,904

Accumulated depreciation and amortization                               (2,324)               (1,849)
                                                                        -------

                                                                          1,290                 1,055
Construction in progress                                                    257                   450
                                                                       --------

                                                                       $  1,547              $  1,505
                                                                       ========              ========


         Depreciation and amortization expense was $475,000, $391,000 and $548,000, in 1999, 1998 and 1997, respectively. In conjunction with its determination to discontinue manufacture of the LeukoNet System in February 1998, a provision for impairment of $475,000 for manufacturing and related assets was recorded for the period ended December 31, 1997.

         Accumulated amortization of assets under lease was $106,000 and $395,000 as of December 31, 1999 and 1998, respectively.


931200.4
                                      F-10

G.       ACCRUED EXPENSES AND COMMITMENTS AND CONTINGENCIES:

         Accrued expenses consist of the following at December 31:



(In thousands)                              1999                1998
                                            ----                ----
Compensation                              $  189              $   43
Professional fees                            155                 104
Interest on notes payable                     41                  26
Customer refunds                             175                 175
Services                                     678                 750
Miscellaneous                                282                 451
                                          ======             =======

                                          $1,520              $1,549
                                          ======              ======

Lease Obligations

         The Company leased certain laboratory, research and office space from Sepracor through 1995. In 1995, the Company executed a lease for these facility requirements, which commenced in February 1996 and extends through February 2004. The lease provides for two five-year renewal options. Under the terms of the lease, the Company is required to pay its allocated share of taxes and operating costs in addition to the base annual rent.

         In 1994, the Company, in collaboration with Sepracor and certain of its other subsidiaries, executed an equipment leasing arrangement that provided for a total of $2,000,000 to these companies for purposes of financing capital equipment. In October 1996, the Company executed a separate follow-on equipment leasing arrangement that provided $1,100,000 of equipment financing through March 31, 1997. The Company has leased various laboratory, manufacturing and computer equipment under noncancelable capital leases. Terms of arrangements with the leasing company contain bargain purchase provisions at the expiration of the lease term, which range from 36 months to 42 months. In some instances, the Company is required to make a deposit of 20% of the original equipment cost, which earns interest at an annual rate of 4%. As of December 31, 1999 the Company had $68,000 on deposit at the leasing company under this leasing arrangement. Under certain circumstances, Sepracor is the guarantor of debt incurred to acquire equipment under the leasing facilities. The interest rate charged on the Company's capital leases ranges from 14% to 21%.



931200.4
                                      F-11

         Future minimum payments under all noncancelable leases in effect at December 31, 1999 are as follows:


(In thousands)                                                    Operating            Capital
Year                                                                 Leases             Leases
----                                                                 ------             ------
2000                                                                 $  236            $    74
2001                                                                    236                  -
2002                                                                    236                  -
2003                                                                    236                  -
2004                                                                     20                  -
                                                                    -------          ---------
Total minimum lease payments                                         $  964                 74
                                                                     ------           --------
Less amount representing interest                                                            3
Present value of minimum lease payments                                                $    71
                                                                                       =======

Based on the borrowing rates currently available to the Company for capital leases with similar terms and average maturities, the fair value of capital leases approximates the carrying value.

         The total charged to rent expense for all noncancelable leases including amounts for building maintenance, utilities and other operating costs was $660,000, $833,000, and $803,000, in 1999, 1998, and 1997, respectively.

         In December 1999, the Company entered into an exclusive five-year manufacturing and supply agreement with a major supplier of a component to the Company's product. The agreement contains minimum purchase requirements in future years, which if not met could require the Company to purchase certain production equipment of the supplier as defined in the agreement. The supplier, under certain conditions, will acquire such equipment during fiscal years 2000 and 2001. The agreement also contains provisions under which the agreement could become non-exclusive under certain conditions as defined in the agreement and for extensions of the term of the agreement.

H.       NOTES PAYABLE

         Notes payable consist of the following at December 31:



(In thousands)                                    1999                   1998
                                                  ----                   ----
Leasehold improvements financing               $    73               $    100
Revolving line of credit                         5,000                  5,000
                                                 -----                  -----
                                                 5,073                  5,100
Less current portion                             5,030                     27
                                                 -----                -------
                                               $    43                $ 5,073
                                               =======                =======

         In March 1997, the Company exercised its right, under the lease, to have a portion of its leasehold improvements financed and received $140,000 in connection with this arrangement. This amount will be repaid in 60 equal monthly installments with an interest rate of 12% per annum.

         In September 1998, the Company completed a $5 million revolving line of credit arrangement with a commercial bank. As of December 31, 1999, the entire $5 million was outstanding under the line. The revolving line of credit, which expires in August 2000, is being used to help finance the Company's working capital requirements and for general corporate purposes. Amounts borrowed under the line bear interest at the bank's prime lending rate plus 1/2% payable monthly in arrears. The weighted average borrowing rate for the period ended December 31, 1999 was 8.67%. For the period ended December 31, 1999, the Company recorded interest expense related to borrowings under the line of $434,000. The credit agreement contains customary covenants and provisions. The bank has a first lien on all assets of the Company including its intellectual property.





931200.4
                                      F-12

         Sepracor, the Company's largest shareholder, has guaranteed to repay amounts borrowed under the line of credit. In exchange for the guarantee, the Company granted to Sepracor warrants to purchase up to 1,700,000 shares of the Company's common stock at a price of $0.69 per share. The warrants will expire in the year 2003 and have certain registration rights associated with them. HemaSure has placed a value of $1,938,000 on the 1,700,000 warrants as of the date of the final agreement and is amortizing this deferred financing charge on a monthly basis over the term of the line of credit. For the periods ended December 31, 1999 and 1998 the Company amortized $1,024,000 and $189,000, respectively, of this deferred finance charge and recorded it as interest expense in the Statement of Operations.

I.       CONVERTIBLE SUBORDINATED NOTE PAYABLE

         In May 1996, the Company acquired the plasma product unit of Novo Nordisk A/S, a Denmark corporation ("Novo Nordisk"), through its Danish subsidiary, HemaSure A/S (the "Denmark Acquisition"). The purchase price for the transaction was comprised of a combination of promissory notes, convertible subordinated notes (which would convert to common stock of the Company or a subsidiary of the Company) and additional consideration payable in 1998 in cash or stock, at the option of the Company, which would not be paid in certain events. On February 20, 1997, the Company's board of directors voted to discontinue the development and operation of the Danish Plasma Business, retroactive to December 31, 1996.

         In January 1997, the Company entered into a Restructuring Agreement of the debt related to the Denmark Acquisition. Pursuant to the Restructuring Agreement, approximately $23,000,000 of indebtedness owed to Novo Nordisk was restructured by way of issuance by the Company to Novo Nordisk of a 12% convertible subordinated promissory note in the principal amount of approximately $11,700,000, which was due and payable on December 31, 2001, with interest payable quarterly (provided that up to approximately $3,000,000 would be forgiven in certain circumstances). Approximately $8,500,000 of the reduction of such indebtedness was forgiven. The remainder of the reduction represented a net amount due from Novo Nordisk to the Company related to various service arrangements between the two companies. The amount included in the balance sheet at December 31, 1997 included the effect of the Restructuring Agreement net of the $3,000,000 contingency amount to reflect the most probable result of the Company's decision to exit the plasma business. In December 1997, the Company notified the holder of the note of its intent to convert in January 1998 $8,687,000 of debt, which it believes was the entire amount outstanding as of the date of conversion. On January 6, 1998, the Company converted the note, pursuant to its terms, into shares of common stock at a conversion price of $10.50 per share, or 827,375 shares. The holder of the note has contested the conversion of the note, including the forgiveness of the $3,000,000 amount. The Company believes that such assertions are without merit.

J.       SEGMENT INFORMATION

         The Company operates exclusively in the blood filtration business, which the Company considers to be one business segment.

         Revenue from significant unaffiliated customers are as follows:


Year Ended December 31:           1999                 1998               1997
                                  ----                 ----               ----
Customer A.                       66%                  53%                86%
Customer B.                       33%                  -                  -
Customer C.                       -                    10%                -

K.       STOCKHOLDERS' EQUITY (DEFICIT)

         In March 1999, the Company completed a private placement financing with Sepracor in which the Company received $2,000,000 in exchange for 1,333,334 shares of the Company's common stock and warrants to purchase an additional 667,000 shares of common stock at $1.50 per share. The warrants will expire in the year 2004 and have certain registration rights associated with them. In certain circumstances, the Company is entitled to require Sepracor to exercise these warrants.



931200.4
                                      F-13

         On May 3, 1999, the Company completed a private placement financing with Gambro Inc ("Gambro"). The stock subscription agreement, which the Company entered into with Gambro Inc. in connection with this financing, provided for an initial investment of $9,000,000 in exchange for 4,500,000 shares of the Company common stock. The stock subscription agreement also provided Gambro Inc. with an option to purchase additional shares of the Company's common stock for up to an aggregate purchase price of $3,000,000 at any time between August 3, 1999 and May 3, 2000 with the price per share of common stock to be based upon the market price of the Company's common stock. In October 1999, Gambro Inc. exercised this option in full. In connection with the exercise of this option, Gambro Inc. purchased 498,355 shares at a price of $6.02 per share. The price and number of shares reflected the average price of the Company's stock in the 30 days prior to the exercise date of October 5, 1999.

L.       STOCK OPTION PLANS

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

         The Company has two stock options plans currently in effect under which future grants may be issued: the 1994 Stock Option Plan, as amended, and the 1994 Director Option Plan, as amended (collectively, the "Plans"). A total of 3,000,000 shares have been authorized by the Company for grants of options or shares, of which 155,000 are still available for grant. Stock options granted during 1999 and 1998 generally have a maximum term of ten years and vest ratably over a period of two to five years.

931200.4
                                                       F-14

         A summary of the Company's stock option activity for the years ended December 31 follows:


                                               Number of Options          Weighted Average
                                                  (In thousands)            Exercise Price
----------------------------------------------------------------------------------------

Outstanding at December 31, 1996                           2,373                   $  9.24
Granted                                                    1,262                   $  3.02
Exercised                                                   (24)                   $  2.25
Terminated                                               (1,592)                    $12.06
                                                         -------

Outstanding at December 31, 1997                           2,019                   $  3.25
Granted                                                    2,029                   $  0.72
Exercised                                                      -                         -
Terminated                                               (1,534)                   $  3.06
                                                         -------

Outstanding at December 31, 1998                           2,514                   $  1.31
Granted                                                      302                   $  5.27
Exercised                                                  (363)                   $  2.02
Terminated                                                  (63)                   $  0.94
                                                            ----

Outstanding at December 31, 1999                           2,390                   $  1.72
                                                           =====                   =======

   The following table summarizes the status of the Company's stock options at December 31, 1999:


                         OPTIONS OUTSTANDING                                            OPTIONS EXERCISABLE
-------------------------------------------------------------------------------------------------------------------------

                                                   Weighted          Weighted           Number
                                  Number            Average          Average         Exercisable         Weighted
                              Outstanding As       Remaining         Exercise           As of             Average
                                Of 12/31/99       Contractual         Price            12/31/99          Exercise
Range of Exercise Prices      (In thousands)         Life                           (In thousands)         Price
-------------------------------------------------------------------------------------------------------------------


      $   .63   -   $   .94        1,581             8.1                $  .64           408             $   .65
      $  1.25   -   $  1.75          294             8.5                $ 1.28            65             $  1.34
      $  2.00   -   $  3.50          183             4.9                $ 2.54           138             $  2.25
      $  3.88   -   $  5.94          284             9.6                $ 5.51             5             $  5.50
      $ 12.38   -   $ 16.25           48             6.3                $14.74            40             $ 15.17
                                  ------             ---                -----            ---             -------
                                   2,390             8.0                $ 1.72           656             $  1.98

         The weighted average grant date fair value for options granted during 1999, 1998 and 1997 was $3.57, $0.49 and $2.04 per option, respectively. The fair value of these options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions for 1999, 1998 and 1997: risk-free interest rate of 5.5%; dividend yields of 0%; volatility factor of the market price of the Company's common stock of 75%; and a weighted average expected life of the options of 5.5 years.

         During 1994 and prior to the Company's initial public offering, options to purchase 482,000 shares of common stock were granted under the Plans at an exercise price of $2.00 per share. The estimated fair market value on the date of grant was $4.00 per share. The Company recorded compensation expense of $89,000 and $309,000 in 1998 and 1997, respectively, related to these options.

         In January 1998, the Company adopted a one time stock option exchange program. Upon employee consent, the program provides for the grant to each employee of a new stock option in exchange for the cancellation of the old stock option. The new stock option, granted at fair market value at date of issuance, will become exercisable for a number of shares of common stock equal to the number of shares covered by the old stock option.



931200.4
                                      F-15

         In 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, an aggregate of 500,000 shares of common stock may be purchased by employees at 85% of market value on the first or last day of each six -month offering period, whichever is lower, through accumulation of payroll deductions ranging from 1% to 10% of compensation as defined, subject to certain limitations. Options were exercised to purchase 41,071 shares for a total of $117,000 during the year ended December 31, 1999 and 96,695 shares for a total of $88,000 during the year ended December 31, 1998. At December 31, 1999, 291,397 shares of common stock were reserved for future issuance under the plan.

         Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been reduced to the pro forma amounts indicated below. The application of SFAS No. 123 to the employee stock purchase plan would not result in a significant difference from reported net income and earnings per share.


                                                                          1999                1998              1997
                                                                          ----                ----              ----
Net loss - as reported                                               $(10,665)          $ (12,170)        $  (9,884)
Net loss - pro forma                                                 $(11,274)          $ (12,610)         $(10,415)
Net loss per share - as reported - basic and diluted                 $  (0.77)         $    (1.35)        $   (1.22)
Net loss per share - pro forma - basic and diluted                  $   (0.82)         $    (1.40)        $   (1.28)

         The pro forma effect on net income for 1999, 1998 and 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995 or anticipated future option activity.

         In connection with the initial public offering, the Company granted to the underwriter an option to purchase 217,500 shares of common stock at an exercise price equal to 150% of the initial public offering price or $10.50 and subject to adjustment in certain circumstances. The option was exercisable at any time or from time to time after April 14, 1995 and before April 14, 1999. The option was not exercised.


931200.4
                                      F-16

M.       INCOME TAXES

         The components of the Company's deferred tax assets and liabilities are as follows at December 31:


 (In thousands)                                                                       1999                     1998
                                                                                      ----                     ----
Deferred taxes:
            Net operating loss carryforwards                                       $31,315                  $21,463
            Research and development expense capitalization                          4,392                    3,892
            Tax credit carryforwards                                                 1,235                      999
            Inventory reserves                                                          20                       43
            Deferred compensation                                                      285                      284
            Accrued charges not paid                                                   512                      466
            Other                                                                        7                       21
            Property and equipment                                                       1                     (16)
                                                                               -----------
                                                                                    37,767                   27,152
Valuation allowance                                                               (37,767)                 (27,152)
                                                                                  --------                 --------
Net deferred taxes                                                             $         -              $         -
                                                                               ===========              ===========

         Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets.

         The Company's statutory and effective tax rates were 34% and 0%, respectively, for 1999, 1998 and 1997. The effective tax rate was 0% due to a net operating loss and the non-recognition of any net deferred tax asset. At December 31, 1999, the Company had federal and state tax net operating loss carryforwards ("NOLs") of approximately $73,000,000 and $67,000,000, respectively, to offset future regular taxable earnings. The federal and state NOLs begin to expire in 2009 and 2000. Approximately $4,000,000 of state NOLs expired in 1999. The Company has research and development tax credits of approximately $690,000 and $520,000, respectively, which both begin to expire in 2009. The Company has a state investment tax credit carryforward of approximately $20,000, which begins to expire in 2000.

N.       AGREEMENTS

         In July 1999, the Company entered into a master purchase agreement with the American Red Cross that provides for the sale of the r\LS System by the Company to the American Red Cross on specified terms. The master purchase agreement provides for a thirty-eight month term expiring on August 31, 2002, subject to, among other things, earlier termination by the American Red Cross in certain circumstances. Under the master purchase agreement, the American Red Cross is required to purchase specified minimum annual quantities of the r\LS System, subject to certain terms and conditions. The term of the master purchase agreement may be extended by one year in certain circumstances if the American Red Cross fails to meet its minimum purchase obligation in the third year of the agreement.

         In August 1998, the Company completed an amended and restated Master Strategic Alliance Agreement with the American Red Cross BioMedical Services, which provides for, among other things, the development and enhancement of a number of filtration products, based on the Company's core technology. The agreement has a term of five years, unless previously terminated, and can be renewed or extended. In connection with this agreement, the American Red Cross is eligible to receive warrants to purchase common stock of the Company up to a maximum of 400,000 shares based on certain milestones and at a price of $1.51 per share, as determined at the date of this agreement.

         In 1998, the Company completed a distribution and development agreement, which was amended in May 1999, with Gambro Inc. to act as the Company's exclusive distributor of the Company's r\LS System worldwide, except for sales to the American Red Cross. Under the amended distribution and development agreement, Gambro Inc. is required to purchase specified minimum annual quantities of the r\LS System, subject to certain terms and conditions. Furthermore, this agreement provides that Gambro Inc. may, upon mutual agreement by the Company and Gambro Inc., distribute additional future products developed by us that filter blood and its


931200.4
                                      F-17
components. The distribution agreement provides for a five-year term that expires in June 2004, subject to automatic three-year renewals unless the agreement is previously terminated.

O.       EMPLOYEES' SAVINGS PLAN

         The Company has a 401(k) plan for all employees. Under the provisions of the plan, employees may voluntarily contribute up to 15% of their compensation subject to statutory limitations. In addition, the Company can make a matching contribution at its discretion. In 1999, 1998 and 1997, the Company provided matching contributions of approximately $40,000, $0, and $34,000, respectively.

P.       LITIGATION

         The Company is a defendant in a lawsuit brought by Pall Corporation ("Pall") regarding the LeukoNet System, which is no longer made or sold by the Company. In a complaint filed in November 1996, Pall alleged that the manufacture, use and/or sale of the LeukoNet System infringed upon two patents held by Pall. Pall dropped its allegations concerning infringement of one of the patents and alleges only that the LeukoNet System infringed Pall's U.S. Patent No. 4,952,572 (the "'572 Patent").

         With respect to the allegations concerning the '572 Patent, the Company answered the complaint stating that the LeukoNet System does not infringe any claim of the asserted patents. Further, the Company counterclaimed for declaratory judgment of invalidity, noninfringement and unenforceability of the '572 Patent. Pall amended its complaint to add Lydall, Inc., whose subsidiary supplied the filter media for the LeukoNet System, as a co-defendant. The Company filed for summary judgment of non-infringement, and Pall cross-filed for summary judgement of infringement at the same time. Lydall, Inc. supported the Company's motion for summary judgment of non- infringement, and filed a motion for summary judgment that the asserted claims of the '572 patent are invalid as a matter of law. Discovery has been completed in the action. The court has not acted on the summary judgment motions.

         The Company and Gambro BCT filed a complaint for declaratory relief against Pall in the United States District Court of Colorado. The Company and Gambro BCT seek declaratory relief that the '572 Patent, Pall's U.S. Patent No. 5,451,321 ("'321 Patent") and Pall's U.S. Patent Nos. 5,229,012, 5,344,561,
5,501,795 and 5,863,436 are invalid and not infringed by the Company's r\LS System and methods of using the r\LS System. Pall moved to dismiss or transfer to the Eastern District of New York or, in the alternative, to stay this action. The Company and Gambro BCT opposed Pall's motion. On July 16, 1999, the United States District Court of Colorado denied Pall's motion to transfer or, in the alternative, to stay the action, and the action is proceeding. On September 30, 1999, the Court denied Pall's motion to dismiss the action and the case is proceeding. Pall submitted a counterclaim alleging that the r\LS System infringes the'572 patent and that the Company and Gambro BCT tortiously interfered and unfairly competed with Pall's business. Pall has also asserted that the r\LS System infringes one or more of the other patents that are the subject of the lawsuit.

         On April 23, 1999, Pall filed a complaint against the Company and Gambro BCT in the Eastern District of New York alleging that the r\LS System infringes the '572 Patent and that the Company and Gambro BCT tortiously interfered and unfairly competed with Pall's business. On May 19, 1999, Pall amended its complaint and added Gambro Inc., Gambro A.B., a Swedish company, of which Gambro Inc. is a business unit, and Sepracor as defendants. The Company and Gambro BCT have moved to dismiss, transfer or stay the action and Pall has opposed the motion. There has been no decision on the motion.

         The Company has engaged patent counsel to investigate the pending litigations. The Company believes, based upon its review of these matters, that a properly informed court should conclude that the manufacture, use and/or sale by the Company or its customers of the LeukoNet System and the r\LS System do not infringe any valid enforceable claims of the Pall patents. However, there can be no assurance that the Company will prevail in the pending litigations, and an adverse outcome in a patent infringement action would have a material and adverse effect on the Company's financial condition and future business and operations, including the possibility of significant damages in the litigations and an injunction against the sale of the r\LS System if the Company does not prevail in the litigations.


931200.4
                                      F-18

         A prior lawsuit brought by Pall in February 1996 has concluded. In June 1999, the United States Court of Appeals for the Federal Circuit determined that the LeukoNet System did not infringe claim 39 of the '321 Patent and Pall has not appealed that decision.

Q.       SUBSEQUENT EVENT

         In March 2000, the Company completed a $28,000,000 private placement in which institutional investors purchased 3,730,000 shares of its common stock at a purchase price of $7.50 per share. The Company has agreed to register, prior to June 2, 2000, 2,551,320 of such shares for resale. The Company intends to use the proceeds of the private placement for working capital, capital equipment and general corporate purposes.

         The Company entered into an agreement with Command effective January 31, 2000 that provides for Command, on a non-exclusive basis, to (i) act as its manufacturer and supplier of dry bags used in its r\LS System and (ii) assemble the filters used in its r\LS System, subject to certain terms and conditions. The agreement has a term of three years, subject to an automatic one-year extension in the event the Company fails to purchase a specified number of products by the third year and, also, upon the mutual agreement by the Company and Command. Thereafter, the agreement will be subject to automatic one-year renewals unless the agreement is previously terminated.

         Under the agreement, the Company is required to purchase a minimum number of dry bags used in its r\LS System and assembly requirements of the filters used in its r\LS System, in each case at agreed upon prices. Pursuant to the agreement, pricing is fixed for the first three years, subject to the risk of price fluctuations in respect of raw materials, overhead and labor. Under the Company's supply and assembly agreement with Command, the Company is obligated to provide to Command 90 days before each year of the supply and assembly agreement forecasts for anticipated purchases of the dry bags and assembly requirements for the upcoming 12-month period.







931200.4
                                      F-19

----------------------------------------   ------------------------------------

     We have not authorized any dealer,
salesperson or other person to give you
written  information  other  than  this
prospectus or to make representation as
to   matters   not   stated   in   this
prospectus.   You   must  not  rely  on
unauthorized     information.      This
prospectus  is not  an  offer  to  sell
these securities or our solicitation of
your offer to buy the securities in any
jurisdiction  where  that  would not be
permitted   or   legal.   Neither   the
delivery  of  this  prospectus  nor any
sales made hereunder  after the date of
this   prospectus   shall   create   an
implication    that   the   information              __________________
contained  herein  or  the  affairs  of
HemaSure  Inc.  have not changed  since
the date hereof.



                TABLE OF CONTENTS
                                               Page     2,551,320 SHARES
                                               ----
PROSPECTUS SUMMARY................................1       HEMASURE INC.
RISK FACTORS......................................4
NOTE REGARDING FORWARD-LOOKING
STATEMENTS.......................................15
CAPITALIZATION...................................16
USE OF PROCEEDS..................................16        PROSPECTUS
DIVIDEND POLICY..................................16
SELECTED FINANCIAL DATA..........................17
SELLING STOCKHOLDERS.............................18
PLAN OF DISTRIBUTION.............................19
DESCRIPTION OF CAPITAL STOCK.....................21     ___________, 2000
BUSINESS.........................................25
MARKET FOR COMMON EQUITY.........................40
MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS............................41
MANAGEMENT.......................................47
EXECUTIVE COMPENSATION...........................50
SECURITY OWNERSHIP OF CERTAIN                        __________________
BENEFICIAL OWNERS AND MANAGEMENT.................53
CERTAIN RELATED TRANSACTIONS.....................54
PRIVATE PLACEMENT REGISTRATION
RIGHTS...........................................56
LEGAL MATTERS....................................57
EXPERTS..........................................57
WHERE YOU CAN FIND MORE
INFORMATION......................................57
INDEX TO CONSOLIDATED FINANCIAL
STATEMENTS......................................F-1
---------------------------------------------------  --------------------------



931200.4

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are estimated as set forth below:

SEC Registration Fee.............................................$  7,199

Accounting Fees and Expenses.....................................$ 20,000

Legal Fees and Expenses..........................................$316,000

Miscellaneous................................................... $  7,800

TOTAL............................................................$350,999
                                                                 ========

Item 14.  Indemnification of Directors and Officers

         Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of our certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of their duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Section 145 of the Delaware General Corporation Law allows a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the indemnification does not eliminate or limit the liability of a director for the following:

     o   any breach of the director's duty of loyalty to us or our stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o unlawful payments of dividends or unlawful stock purchases or redemptions; and

     o any transaction from which the director derived an improper personal benefit.

         Delaware law further provides that the permitted indemnification shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that we may fully indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract


931200.4
                                      II-1
and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.  Recent Sales of Unregistered Securities

         The following securities have been sold by HemaSure in the last three fiscal years.

         1. Warrants to purchase up to 1,700,000 shares of common stock valued by HemaSure at approximately $1.9 million granted to Sepracor Inc. on September 15, 1998 in connection with Sepracor Inc.'s guarantee of HemaSure's $5 million revolving line of credit arrangement with a commercial bank.

         2. Private placement consummated on March 23, 1999 of (i) 1,333,334 shares of common stock and (ii) warrants to purchase 667,000 shares of common stock for $2 million to Sepracor Inc.

         3. Private placement consummated on May 3, 1999 of 4,500,000 hares of common stock for $9 million to Gambro Inc.

         4. Gambro Inc. exercised its option in connection with the May 1999 private placement and purchased 498,355 shares of common stock for $3 million on October 19, 1999.

         5. Private placement consummated on March 2, 2000 of 3,730,000 shares of common stock for approximately $27.9 million.

         Each of the foregoing sales of securities were effected in transactions not involving a public offering of securities in reliance on Regulation D and
Section 4(2) of the Securities Act. Each purchaser, in each case, represented that it was an institutional accredited investor as defined in Rule 501(a) of Regulation D and that the securities were acquired for investment only and not with a view toward distribution.

Item 16.  Exhibits and Financial Statement Schedules

         (a) The following documents are filed as exhibits to this registration statement:

Exhibit No.                                  Description
-----------                                  -----------

2.1(6) Heads of Agreement, dated as of January 31, 1996, between the Company and Novo Nordisk A/S.

3.1(1)                    Certificate of Incorporation of the Company.

3.2(1)                    By-Laws of the Company.

4.1(1) Specimen Certificate for shares of Common Stock, $.01 par value, of the Company.

4.2(9)                    Registration Rights Agreement, dated January 23, 1997, by and among the
                          Company and Novo Nordisk A/S.

4.3(10)                   Registration Rights Agreement, dated as of September 15, 1998, between the
                          Company and Sepracor.

4.4(11) Warrant Agreement, dated as of September 15, 1998, between the Company and Sepracor.

4.5(11) Warrant Certificate, dated as of September 15, 1998, between the Company and Sepracor.




931200.4
                                      II-2


4.6(13)                   Registration Rights Agreement, dated as of  March 23, 1999, between the
                          Company and Sepracor.

4.7(13)                   Warrant  Agreement,  dated  as of  March 23,  1999, between the Company and
                          Sepracor.

4.8(13)                   Warrant Certificate, dated  as of  March  23,  1999, between the Company and
                          Sepracor.

4.9(14)                   Stock Subscription Agreement, dated as of May 3, 1999, between the Company and COBE.

4.10(14)                  Stockholder's Agreement, dated as of May 3, 1999, between the Company and
                          COBE.

5.1                       Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.1(9)                   1994 Stock Option Plan, as amended.

10.2(9)                   1994 Director Option Plan.

10.3(1)                   Form of Technology Transfer and License Agreement between the Company and
                          Sepracor Inc.

10.4(6) Lease Agreement for 140 Locke Drive, Marlborough, MA, dated as of November 1995, between the Company and First Marlboro Development Trust.

10.5(4)                   Employment Agreement between the Company and Dr. Hans
                          Heiniger, dated January 10, 1994.

10.6(7) Asset Purchase Agreement dated as of May 2, 1996 between the Company, HemaPharm Inc., HemaSure A/S and
                          Novo Nordisk A/S.

10.7(8) Restructuring Agreement, dated January 23, 1997, between the Company, HemaPharm Inc., HemaSure A/S and
                          Novo Nordisk A/S.

10.8(9) Convertible Subordinated Note Due December 31, 2001 in the amount of U.S. $11,721,989, issued by the Company to Novo Nordisk A/S, dated January 23, 1997.

10.9(9)                   Amendment to the Company's 1994 Director Option Plan, dated June 25,
                          1996.

10.10(9)                  Amendment to the Company's 1994 Director Option Plan, effective as of May 16,
                          1996.

10.11(9)                  Amendment to the Company's 1994 Stock Option Plan, dated June 25, 1996.

10.12(9)                  Amendment to the Company's 1994 Stock Option Plan, effective as of May 16,
                          1996.

10.13(9)                  Sublease Agreement, between the Company and Novo
                          Nordisk A/S, dated May 2, 1996, for the Premises
                          (Denmark), as amended.

10.14(9)                  Sublease Agreement between the Company and Novo
                          Nordisk A/S, dated May 2, 1996, for the Warehouse
                          (Denmark), as amended.

10.15(12)                 Employment Agreement between the Company and John F. McGuire, dated April
                          1, 1997.

10.16(12)                 Settlement Agreement, dated September 1997, by and among the Company,
                          HemaSure AB, HemaPharm Inc., Pharmacia & Upjohn Inc. and Pharmacia &
                          Upjohn AB.

10.17(10)                 1995 Employee Stock Purchase Plan, as amended.




931200.4
                                      II-3


10.18(11)                 Revolving  Credit and  Security  Agreement,  dated as of September  15,  1998, between  the  Company  and  Fleet National Bank.

10.19(11)                 Intellectual  Property Security  Agreement,  dated as of September  15,  1998, between  the  Company  and  Fleet National Bank.

10.20(11)                 Promissory Note, dated as of September 15, 1998, made by the Company in favor of Fleet National Bank.

10.21(11)                 Amended and Restated Master Strategic Alliance Agreement between the
                          Company and the American Red Cross.

10.22(14)                 Senior Management Retention Agreement, dated as of December 7, 1998, between the Company and John F. McGuire.

10.23(14)                 Senior Management Retention Agreement, dated as of December 15, 1998, between the Company and James B. Murphy.

10.24(14)                 Senior Management Retention Agreement, dated as of December 22, 1998, between the Company and Peter C. Sutcliffe.

10.25(13)                 Securities Purchase Agreement, dated as of  March 23, 1999, between the
                          Company and Sepracor.

10.26(14 Amended and Restated Exclusive Distribution Agreement, dated as of May 3, 1999, between the Company and COBE.

10.27(15)                 Master Purchase Agreement, dated as of July 1, 1999, between the Company and
                          The American National Red Cross.

10.28(16)                 Manufacturing and Supply Agreement, dated as of December 22, 1999, between the Company and Filtertek Inc.

10.29(16)                 Supply and Assembly Agreement, dated as of January 31, 2000, between the
                          Company and Command Medical Products Inc.

10.30(16)                 Placement Agency Agreement, dated February 3, 2000, between the Company and Warburg Dillon Read LLC.

10.31(16)                 Form of Purchase Agreement, dated March 2, 2000.

10.32(16)                 Schedule of purchasers which purchased shares of common stock pursuant to the
                          Form of Purchase Agreement set forth in 10.31.

21.1(12)                  Subsidiaries of the Company.

23.1                      Consent of Paul, Hastings, Janofsky & Walker LLP. (included in exhibit 5.1).

23.2                      Consent of PricewaterhouseCoopers LLP.

27.1                      Financial Data Schedule.


(1)               Incorporated herein by reference to the Company's Registration Statement on Form S-1, as
                  amended (File No. 33-75930).

(2)               Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

(3)               Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                  quarter ended March 31, 1995.

(4)               Incorporated herein by reference to the Company's Registration Statement on Form S-1, as
                  amended (File No. 33-95540).




931200.4
                                      II-4


(5)               Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                  quarter ended September 30, 1994.

(6)               Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(7)               Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

(8)               Incorporated by reference to the Company's Current Report on Form 8-K filed with the
                  Securities and Exchange Commission on February 27, 1997.

(9)               Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1996.

(10)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(11)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

(12)              Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1997.

(13)              Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1998.

(14)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(15)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(16)              Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1999.

+                 Confidential treatment requested as to certain portions.


              (b) The financial statements to this registration statement on Form S-1 are included and listed in the prospectus. See "Index to Consolidated Financial Statements" in the prospectus on page F-1.

              Information required by financial statement schedules is not applicable or the required information is included in the financial statements or notes thereto.

Item 17.  Undertakings

              The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended.

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the

931200.4
                                      II-5
                          form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) For purposes of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

931200.4
                                      II-6

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on March 31, 2000.

                       HEMASURE INC.


                       By:      /s/ John F. McGuire, III
                                ------------------------
                                Name: John F. McGuire, III
                                Title:  Chief Executive Officer and President
                                         (Principal Executive Officer)

                                POWER OF ATTORNEY

         Each person signing below also hereby appoints John F. McGuire, III and James B. Murphy, and each of them singly, with full power of substitution, his lawful attorney-in-fact, with full power to execute and file any amendments to the registration statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

         Signatures                                          Title                              Date

/s /John F. McGuire, III                    Chief Executive Officer, President             March 31, 2000
-------------------------------
John F. McGuire, III                        and Director (Principal Executive Officer)

/s/ James B. Murphy                         Senior Vice President, Finance and             March 31, 2000
-------------------------------
James B. Murphy                             Administration (Principal Financial Officer
                                            and Principal Accounting Officer)

/s/ Timothy J. Barberich                    Director                                       March 30, 2000
-------------------------------
Timothy J. Barberich

/s/ David S. Barlow                         Director                                       March 31, 2000
-------------------------------
David S. Barlow

/s/ Frank Corbin                            Director                                       March 31, 2000
-------------------------------
Frank Corbin

/s/ Justin E. Doheny                        Director                                       March 30, 2000
-------------------------------
Justin E. Doheny

/s/ Edward C. Wood                          Director                                       March 31, 2000
-------------------------------
Edward C. Wood


                                  EXHIBIT INDEX

         The following exhibits are filed as part of this registration statement on Form S-1:


Exhibit No.                                              Description
-----------                                              -----------
2.1(6)                    Heads of Agreement, dated as of January 31, 1996,
                          between the Company and Novo Nordisk A/S.

3.1(1)                    Certificate of Incorporation of the Company.

3.2(1)                    By-Laws of the Company.

4.1(1) Specimen Certificate for shares of Common Stock, $.01 par value, of the Company.

4.2(9)                    Registration Rights Agreement, dated January 23, 1997, by and among the
                          Company and Novo Nordisk A/S.

4.3(10)                   Registration Rights Agreement, dated as of September 15, 1998, between the
                          Company and Sepracor.

4.4(11) Warrant Agreement, dated as of September 15, 1998, between the Company and Sepracor.

4.5(11) Warrant Certificate, dated as of September 15, 1998, between the Company and Sepracor.

4.6(13)                   Registration Rights Agreement, dated as of  March 23, 1999, between the
                          Company and Sepracor.

4.7(13)                   Warrant  Agreement,  dated  as of  March 23,  1999, between the Company and
                          Sepracor.

4.8(13)                   Warrant Certificate, dated  as of  March  23,  1999, between the Company and
                          Sepracor.

4.9(14)                   Stock Subscription Agreement, dated as of May 3, 1999, between the Company and COBE.

4.10(14)                  Stockholder's Agreement, dated as of May 3, 1999, between the Company and
                          COBE.

5.1                       Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.1(9)                   1994 Stock Option Plan, as amended.

10.2(9)                   1994 Director Option Plan.

10.3(1)                   Form of Technology Transfer and License Agreement between the Company and
                          Sepracor Inc.

10.4(6) Lease Agreement for 140 Locke Drive, Marlborough, MA, dated as of November 1995, between the Company and First Marlboro Development Trust.

10.5(4)                   Employment Agreement between the Company and Dr. Hans
                          Heiniger, dated January 10, 1994.

10.6(7) Asset Purchase Agreement dated as of May 2, 1996 between the Company, HemaPharm Inc., HemaSure A/S and
                          Novo Nordisk A/S.

10.7(8) Restructuring Agreement, dated January 23, 1997, between the Company, HemaPharm Inc., HemaSure A/S and
                          Novo Nordisk A/S.


931200.4
                                      II-8

10.8(9) Convertible Subordinated Note Due December 31, 2001 in the amount of U.S. $11,721,989, issued by the Company to Novo Nordisk A/S, dated January 23, 1997.

10.9(9)                   Amendment to the Company's 1994 Director Option Plan, dated June 25, 1996.

10.10(9)                  Amendment to the Company's 1994 Director Option Plan, effective as of May 16,
                          1996.

10.11(9)                  Amendment to the Company's 1994 Stock Option Plan, dated June 25, 1996.

10.12(9)                  Amendment to the Company's 1994 Stock Option Plan, effective as of May 16,
                          1996.

10.13(9)                  Sublease Agreement, between the Company and Novo
                          Nordisk A/S, dated May 2, 1996, for the Premises
                          (Denmark), as amended.

10.14(9)                  Sublease Agreement between the Company and Novo
                          Nordisk A/S, dated May 2, 1996, for the Warehouse
                          (Denmark), as amended.

10.15(12)                 Employment Agreement between the Company and John F. McGuire, dated April
                          1, 1997.

10.16(12)                 Settlement Agreement, dated September 1997, by and among the Company,
                          HemaSure AB, HemaPharm Inc., Pharmacia & Upjohn Inc. and Pharmacia &
                          Upjohn AB.

10.17(10)                 1995 Employee Stock Purchase Plan, as amended.

10.18(11)                 Revolving  Credit and  Security  Agreement,  dated as of September  15,  1998, between  the  Company  and  Fleet National Bank.

10.19(11)                 Intellectual  Property Security  Agreement,  dated as of September  15,  1998, between  the  Company  and  Fleet National Bank.

10.20(11)                 Promissory Note, dated as of September 15, 1998, made by the Company in favor of Fleet National Bank.

10.21(11)                 Amended and Restated Master Strategic Alliance Agreement between the
                          Company and the American Red Cross.

10.22(14)                 Senior Management Retention Agreement, dated as of December 7, 1998, between the Company and John F. McGuire.

10.23(14)                 Senior Management Retention Agreement, dated as of December 15, 1998, between the Company and James B. Murphy.

10.24(14)                 Senior Management Retention Agreement, dated as of December 22, 1998, between the Company and Peter C. Sutcliffe.

10.25(13)                 Securities Purchase Agreement, dated as of  March 23, 1999, between the
                          Company and Sepracor.

10.26(14 Amended and Restated Exclusive Distribution Agreement, dated as of May 3, 1999, between the Company and COBE.

10.27(15)                 Master Purchase Agreement, dated as of July 1, 1999, between the Company and
                          The American National Red Cross.

10.28(16)                 Manufacturing and Supply Agreement, dated as of December 22, 1999, between the Company and Filtertek Inc.


931200.4
                                      II-9

10.29(16)                 Supply and Assembly Agreement, dated as of January 31, 2000, between the
                          Company and Command Medical Products Inc.

10.30(16)                 Placement Agency Agreement, dated February 3, 2000, between the Company and Warburg Dillon Read LLC.

10.31(16)                 Form of Purchase Agreement, dated March 2, 2000.

10.32(16)                 Schedule of purchasers which purchased shares of common stock pursuant to the
                          Form of Purchase Agreement set forth in 10.31.

21.1(12)                  Subsidiaries of the Company.

23.1                      Consent of Paul, Hastings, Janofsky & Walker LLP. (included in exhibit 5.1).

23.2                      Consent of PricewaterhouseCoopers LLP.

27.3                      Financial Data Schedule.




(1)               Incorporated herein by reference to the Company's Registration Statement on Form S-1, as
                  amended (File No. 33-75930).

(2)               Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

(3)               Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                  quarter ended March 31, 1995.

(4)               Incorporated herein by reference to the Company's Registration Statement on Form S-1, as
                  amended (File No. 33-95540).

(5)               Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the
                  quarter ended September 30, 1994.

(6)               Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(7)               Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

(8)               Incorporated by reference to the Company's Current Report on Form 8-K filed with the
                  Securities and Exchange Commission on February 27, 1997.

(9)               Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1996.

(10)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(11)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

(12)              Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1997.

(13)              Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1998.

(14)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.


931200.4

(15)              Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(16)              Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1999.

+                 Confidential treatment requested as to certain portions.


931200.4
                                      II-11